UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the

Securities Exchange Act of 1934

(Amendment No. 2)

Check the appropriate box:

☒	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)

☐	Definitive Information Statement

ELANDIA INTERNATIONAL INC.

(Name of Registrant As Specified in Charter)

Payment of Filing Fee (Check the appropriate box):

☐	No Fee required.

☒	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common Stock, $0.00001 par value per share

(2)	Aggregate number of securities to which transaction applies:

725,069 shares of Common Stock

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$0.65 per share (based on the per share amount to be paid for fractional shares following the reverse stock split)

(4)	Proposed maximum aggregate value of transaction:

$500,000

(5)	Total fee paid:

$57.30 (based on the product of $500,000 and the applicable fee rate of $114.60 for each $1,000,000 of the value of the transaction)

☒	Fee paid previously with preliminary materials

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

eLandia International Inc.

8333 NW 53rd Street, Suite 400

Miami, Florida 33166

                    , 2012

NOTICE OF STOCKHOLDER ACTION BY WRITTEN CONSENT

To the Stockholders of eLandia International Inc.:

Enclosed please find an information statement regarding an action taken by the written consent of one of our stockholders which holds a majority of the outstanding shares of our common stock to authorize an amendment to our Amended and Restated Certificate of Incorporation to effect a reverse stock split (the “Reverse Stock Split”) of our common stock on the basis of one new share for each 10,000 issued and outstanding shares of common stock, such that stockholders owning less than 10,000 shares of common stock will have their shares cancelled and converted into the right to receive the cash consideration set forth in the accompanying documentation. The Reverse Stock Split was approved by written consent in lieu of a meeting of stockholders by a stockholder holding 85% of the issued and outstanding common stock of the Company entitled to vote on the record date.

Your vote is not required to approve this action, and the enclosed information statement is not a request for your vote or a proxy.

The accompanying information statement is being provided to you for your information to comply with requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). You are urged to read the information statement carefully in its entirety.

Very truly yours,

/s/ Harley L. Rollins

Chief Executive Officer

                    , 2012

eLandia International Inc.

8333 NW 53rd Street, Suite 400

Miami, Florida 33166

INFORMATION STATEMENT

THIS IS NOT A NOTICE OF A MEETING OF STOCKHOLDERS AND NO STOCKHOLDERS’ MEETING WILL BE HELD TO CONSIDER THE MATTERS DESCRIBED HEREIN.

This is to inform you that a majority of the outstanding shares of the common stock, par value $0.00001 per share (the “Common Stock”) of eLandia International Inc., a Delaware corporation (“eLandia,” “the Company,” “we” or “us”), has consented in writing pursuant to Section 228 of the Delaware General Corporation Law (“DGCL”) to the approval of a reverse stock split transaction.

The Company’s board of directors and its majority stockholder determined that it would be in the Company’s best interest to effect a “going private” transaction. Accordingly, the board of directors and stockholders approved a 1-for-10,000 reverse stock split of our Common Stock with fractional stockholders receiving cash for their shares. Following the effectiveness of the reverse stock split, the Company will terminate its reporting obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The purpose of the reverse stock split is to reduce the number of record holders of eLandia’s Common Stock in order for it to become a privately held entity, which will be owned primarily by its affiliates and will no longer be subject to the reporting requirements of the federal securities laws.

The reverse stock split was approved by the board of directors at meetings held on January 17, 2012 and March 20, 2012. As of January 17, 2012, the record date for stockholders to receive information concerning the reverse stock split, eLandia had 177,348,133 shares of Common Stock outstanding. Stockholder approval of the reverse stock split was obtained by written consent of the stockholders pursuant to Section 228 of the Delaware General Corporation Law. The holder of approximately 85% of eLandia’s outstanding voting power signed the written consent resolution approving the reverse stock split. The form of certificate of amendment to eLandia’s amended and restated certificate of incorporation that implements the reverse stock split is attached hereto as Exhibit A.

This Information Statement is being mailed on or about                     , 2012 to the holders of record of the Company’s Common Stock as of January 17, 2012 and constitutes the notice of corporate action without a meeting by less than unanimous consent of the Company’s stockholders required by Section 228(e) of the DGCL. Pursuant to Rule 14c-2 promulgated under the Exchange Act, the written consent resolution approving the reverse stock split will become effective 20 days following the mailing of this information statement to the stockholders of the Company. eLandia anticipates that the certificate of amendment to the amended and restated certificate of incorporation will be filed with the Delaware Secretary of State on or about                     , 2012. The reverse stock split will become effective upon that filing.

All necessary corporate approvals in connection with the reverse stock split have been obtained. This information statement is being furnished to all eLandia stockholders pursuant to Section 14(c) of the Exchange Act, and the rules promulgated thereunder solely for the purpose of informing stockholders of these corporate actions before they take effect.

The date of this Information Statement is                     , 2012.

WE ARE NOT ASKING YOU FOR A PROXY AND

YOU ARE REQUESTED NOT TO SEND US A PROXY

AUTHORIZATION OF REVERSE STOCK SPLIT

One of our stockholders, holding an aggregate of approximately 85% of the voting power of the Company’s issued and outstanding common stock, executed a written consent in lieu of a meeting authorizing our board of directors to effect a reverse stock split of the Company’s outstanding common stock at a ratio of one-for-10,000 (“Reverse Stock Split”), to take effect on a date that is on or after the twentieth day after the mailing of this Information Statement to the stockholders of the Company, upon the filing of the certificate of amendment to the amended and restated certificate of incorporation of the Company with the Secretary of State of the State of Delaware. Upon the effective date of the Reverse Stock Split, stockholders entitled to a fractional share will be paid a cash consideration based on the number of shares held immediately before the effective date, and will no longer be stockholders of the Company. This Information Statement sets forth a description of various rights of those persons who will be eliminated as stockholders and those who will continue as stockholders.

SUMMARY TERM SHEET

The Reverse Stock Split is part of a plan to make eLandia a private company. The following is a summary of the material information regarding the Reverse Stock Split and related transactions. For a more complete description of the terms and effects of the Reverse Stock Split, you are urged to read carefully the entire information statement and each of the documents that we have attached as annexes to this information statement.

•

After consideration of several factors, including the recommendation of a special committee of our board of directors consisting entirely of independent directors, known throughout this information statement as the special committee, the board of directors of the Company has unanimously approved a 1-for-10,000 Reverse Stock Split of our common stock. See the information under the caption “General Information About the Reverse Stock Split” in this information statement.

•

The Reverse Stock Split will be effected pursuant to the filing of a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. See the information under the caption “General Information About the Reverse Stock Split – Effective Date of the Reverse Stock Split” in this information statement.

•

Pursuant to Section 242(b) of the DGCL, the amendment to our amended and restated certificate of incorporation requires stockholder approval. The Reverse Stock Split has been approved by written consent in lieu of a meeting of stockholders by Amper, S.A. (“Amper”), the holder of 85% of the issued and outstanding common stock of the Company entitled to vote on the record date. See the information under the caption “Special Factors – Factors in Considered in Determining Fairness – Procedural Fairness” in this information statement.

•

Stockholders that hold at least one share of common stock after the Reverse Stock Split will continue as stockholders of the Company and will receive fractional shares to the extent the amount of shares owned by such stockholders following the Reverse Stock Split is not equally divisible by 10,000, and they will not be entitled to receive any cash payment. See the information under the caption “Special Factors – Effects of the Reverse Stock Split” in this information statement.

•

Stockholders that hold fewer than a total of 10,000 shares of common stock prior to the Reverse Stock Split will receive a cash payment of $0.65 per pre-split share. See the information under the captions “Special Factors – Effects of the Reverse Stock Split” and “General Information About the Reverse Stock Split – Exchange of Certificates for Cash Payment” in this information statement.

•

Based upon the Reverse Stock Split ratio of 1-for-10,000, proportionate adjustments will be required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options granted under our equity incentive plans. All other terms and conditions of the options will continue to be governed by such plans. In addition, subject to approval by the holders of options, Amper has proposed to exchange their options to purchase our common stock for options to purchase Amper shares. See the information under the caption “Special Factors – Effects of the Reverse Stock Split” in this information statement.

•

When the Reverse Stock Split becomes effective, we intend to terminate the registration of our common stock with the Securities and Exchange Commission (the “Commission”). Upon termination of our registration, we will no longer file periodic reports with the Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and we will not be subject to the Commission’s proxy rules. In addition, we expect our common stock to cease to be quoted on the OTC Bulletin Board following the termination of our registration. See the information under the captions “Special Factors – Purposes of and Reasons for the Reverse Stock Split” and “General Information About the Reverse Stock Split – Termination of Exchange Act Registration” in this information statement.

•

After consummation of the Reverse Stock Split, we expect our business and operations generally to continue as they are currently being conducted. See the information under the caption “General Information About the Reverse Stock Split – Conduct of Our Business After the Reverse Stock Split” in this information statement.

•

The special committee retained the services of a financial advisory firm, INTL Provident Group USA (“INTL Provident Group”), to render an opinion to the special committee for use by the special committee in analyzing the proposed transaction as to the fairness from a financial point of view of (i) the consideration to be paid to the unaffiliated holders of shares of our common stock who will receive cash payments for their pre-split shares and will not be continuing stockholders and (ii) the consideration to be offered to unaffiliated continuing holders who are accredited investors pursuant to the Exchange Agreements. See the information under the caption “Special Factors – Summary of Fairness Opinion” in this information statement. The full text of the written opinion of INTL Provident Group, which sets forth assumptions made, procedures followed, matters considered and the qualifications and limitations on the scope of the review undertaken in connection with the opinion, is attached to this information statement as Annex A. You are urged to, and should, read the opinion of INTL Provident Group to the special committee carefully and in its entirety.

•

For those stockholders who receive a cash payment as a result of the Reverse Stock Split, their receipt of cash will be a taxable transaction for United States federal income tax purposes and may be taxable for state, local, foreign and other tax purposes as well. For our continuing stockholders who retain their common stock immediately following the Reverse Stock Split without the receipt of a cash payment and will be exchanging their shares for Amper shares pursuant to the Exchange Agreements, their receipt of the Amper shares will be a taxable transaction for United States federal income tax purposes and may be taxable for state, local, foreign and other tax purposes as well. See the information under the caption “Special Factors – Federal Income Tax Consequences of the Reverse Stock Split” in this information statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your particular circumstances.

•

Stockholders are not entitled to appraisal or dissenters’ rights under either our governance documents or the DGCL. See the information under the caption “General Information About the Reverse Stock Split – Appraisal Rights” in this information statement.

•

Under the rules of the Commission, Amper, the holder of 85% of our issued and outstanding common stock, is required to provide certain disclosures to our stockholders in order for us to effect the Reverse Stock Split. In this information statement, we refer to the Company and Amper collectively as the “Filing Persons.” See the information under the caption “Information About Other Filing Persons – Prior Share Purchases, Contacts, Transactions, Negotiations and Agreements Involving Amper and Related Persons” for additional information on Amper. In this information statement, we sometimes refer to stockholders other than Amper as “unaffiliated stockholders.” See the information under the captions “Information About the Company” and “Information About Other Filing Persons” in this information statement.

•

Upon consummation of the Reverse Stock Split, approximately $500,000 will be required to cash-out fractional shares as part of the Reverse Stock Split. However, the amount actually paid in connection with the Reverse Stock Split could be less depending on how many shares we are actually required to cash-out upon consummation of the Reverse Stock Split. If stockholders who presently own less than 10,000 shares buy additional shares and, as a result, increase their ownership above 10,000 shares, such stockholders will continue as stockholders of the Company and will not be cashed out. If stockholders who presently own 10,000 or more shares sell shares and, as a result, reduce their ownership is below 10,000 shares, such stockholders will participate in the cash-out and will no longer own any equity in the Company. In connection with the Reverse Stock Split, we will pay for the disposition of all fractional shares using our cash on hand. In addition, we anticipate incurring approximately $500,000 in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Reverse Stock Split and related transactions; we will pay these fees and costs. See the information under the captions “General Information About the Reverse Stock Split – Fees and Expenses” and “General Information About the Reverse Stock Split – Description of Funding Obligation and Exchange Agreements” in this information statement.

•

Amper has proposed to enter into stock purchase agreements (“Exchange Agreements”) with continuing stockholders who are accredited investors and would retain their common stock immediately following the Reverse Stock Split (other than those shares held by Amper) pursuant to which Amper has agreed to furnish to exchanging stockholders either, at Amper’s option (i) 0.1265 shares of Amper stock, or (ii) cash equal to the number of Amper shares referred to in the preceding item (i) multiplied by 3.68 euros, in exchange for each share of our common stock held by exchanging stockholders immediately prior to the Reverse Stock Split. The Company will facilitate the delivery of Exchange Agreements to such stockholders prior to the Reverse Stock Split. The Exchange Agreements will be entered into following the mailing of this information statement to the stockholders of the Company. The transactions contemplated by the Exchange Agreements would be conditioned upon, among other things, the Reverse Stock Split becoming effective. See the information under the caption “General Information About the Reverse Stock Split – Description of Funding Obligation and Exchange Agreements” in this information statement.

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As a result of the Reverse Stock Split, we estimate that Amper will increase its aggregate beneficial ownership of our common stock from approximately 85% to approximately 89%. We estimate our directors and executive officers that are not affiliated with Amper will decrease their collective beneficial ownership of our common stock from approximately 1.9% to 1.0% as a result of the Reverse Stock Split. See the information under the captions “Information About Other Filing Persons – Interests of Amper in the Reverse Stock Split” and “Information About the Company – Interests of Our Executive Officers and Directors in the Reverse Stock Split” in this information statement.

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The special committee of our board of directors has unanimously determined that the Reverse Stock Split and the other transactions contemplated by the Exchange Agreements are fair to and in the best interests of our unaffiliated stockholders. Nonetheless, the special committee believes that it is prudent to recognize that, between the date of this information statement and the date that the Reverse Stock Split will become effective, factual circumstances could change such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed. These factual circumstances could include a change in our stockholder base that requires a modification of the split ratios to accomplish the going-private transaction, a material change in our business or financial condition or litigation affecting our ability to proceed with the Reverse Stock Split. If the board of directors decides to withdraw or modify the Reverse Stock Split, we will notify the stockholders of this decision promptly in accordance with applicable rules and regulations. See the information under the caption “General Information About the Reverse Stock Split – Reservation of Rights” in this information statement.

QUESTIONS AND ANSWERS ABOUT THE

REVERSE STOCK SPLIT AND RELATED TRANSACTIONS

Following are some questions about the Reverse Stock Split and the related transactions that may be raised by our stockholders, and answers to each of those questions. The answers to the questions below may not include all the information that is important to you. We urge you to read carefully the entire information statement and each of the documents that we have attached as annexes to this information statement.

Q: What are some of the advantages of the Reverse Stock Split and the transactions contemplated by the Exchange Agreements?

A: The special committee believes that the Reverse Stock Split and the other transactions contemplated by the Exchange Agreements may have the following advantages, among others:

•

through the Reverse Stock Split and the Exchange Agreements we will be able to provide complete liquidity for our stockholders who own less than 10,000 shares or who are accredited investors at a price determined by the special committee to be fair and in the best interests of the unaffiliated stockholders;

•	unaffiliated stockholders will have some ability to either buy or sell shares in order to determine whether to remain as stockholders or to be cashed out;

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we will terminate the registration of our common stock under the Securities Exchange Act of 1934, which will eliminate the significant costs related to complying with our obligations as a public company. We estimate that following our deregistration we will save approximately $3.1 million in cash before taxes annually;

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stockholders holding less than 10,000 shares will not be obligated to pay any commissions in connection with the Reverse Stock Split. However, if they hold their shares through a nominee such nominee may charge them a fee;

•

unaffiliated stockholders who are accredited investors and not cashed out in the Reverse Stock Split will nevertheless be able to obtain cash or shares of Amper stock, at Amper’s election, through the Exchange Agreements;

•

we believe we will be able to achieve overhead reductions associated with the Reverse Stock Split without negatively affecting our business operations, including reducing liability exposure of directors and officers and corresponding insurance costs to levels more suitable to our business. Since we will no longer have to comply with the public reporting and other requirements of the Exchange Act, the Sarbanes-Oxley Act and OTC Bulletin Board listing requirements, we will no longer need to incur certain expenses relating to printing and mailing stockholders documents, our investor relations function, listing fees, Commission filing fees and personnel time required to comply with our obligations under certain federal securities laws;

•

we would gain greater operational flexibility by being able to focus on our long-term operations without emphasis on short-term quarterly results and short-term fluctuations in the market price of our common stock.

See the information under the captions “Special Factors – Purposes of and Reasons for the Reverse Stock Split” and “Special Factors – Potential Advantages of the Reverse Stock Split” in this information statement.

Q: What are some of the disadvantages of the Reverse Stock Split and the transactions contemplated by the Exchange Agreements?

A: The special committee believes that the Reverse Stock Split and the transactions contemplated by the Exchange Agreements may have the following disadvantages, among others:

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stockholders owning fewer than 10,000 shares of our common stock will not have an opportunity to liquidate their shares at a time and for a price of their choosing following effectiveness of the Reverse

Stock Split. Instead, these stockholders will be cashed out, will no longer be stockholders and will not have the opportunity to participate in or benefit from any future potential appreciation in our value;

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stockholders holding our common stock following the Reverse Stock Split and who choose not to sell pursuant to the Exchange Agreements will no longer have readily available to them all of the information regarding our operations and financial results that is currently available in our filings with the Commission;

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stockholders holding our common stock following the Reverse Stock Split will face a lack of a liquid market for their common stock, other than the liquidity provided through the Exchange Agreements following the Reverse Stock Split;

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it will be more difficult for us to access the public capital markets and we will have reduced flexibility to use public securities in attracting and retaining executives and other employees and decreased ability to use stock to acquire other companies;

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certain rights and protections that the federal securities laws give to stockholders of public companies will cease and the termination of our Exchange Act registration will make many of the provisions of the Securities Exchange Act of 1934 that are intended to protect investors, such as the short-swing profit provisions of Section 16, the proxy solicitation rules under Section 14 and the stock ownership reporting rules under Section 13, no longer applicable, and the Sarbanes-Oxley Act, which imposed many additional rules and regulations on public companies that were designed to protect investors, will no longer apply to us;

•	we will incur costs associated with the transaction;

•	there will be less public information for vendors and customers to review the creditworthiness of the company;

•	there is the potential for renewed applicability of public reporting requirements if continuing stockholders transfer stock in a manner that results in the company having more than 500 record holders;

•	unaffiliated stockholders will not have any appraisal or dissenters’ rights in connection with the transaction and will not be able to vote on the transaction; and

•	the transaction is taxable for cashed out and continuing stockholders.

See the information under the caption “Special Factors – Potential Disadvantages of the Reverse Stock Split” in this information statement.

Q: What are some of the factors that the special committee considered in recommending approval of the Reverse Stock Split?

A: In addition to the advantages and disadvantages described above, the special committee considered numerous factors in recommending approval of the Reverse Stock Split, including:

•	the financial presentations and analyses of INTL Provident Group;

•

the special committee’s discussions and conclusions about the fairness of the price of $0.65 per pre-split share to be paid following the Reverse Stock Split to our stockholders owning fewer than 10,000 shares of our common stock at the time of the Reverse Stock Split;

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the opinion of INTL Provident Group to the special committee to the effect that, as of March 20, 2012 (the date of the opinion), consideration of: (i) $0.65 per pre-split share is fair, from a financial point of view, to holders of shares of common stock who will receive cash payments for their pre-split shares and will not be continuing stockholders, and (ii) (A) 0.1265 shares of Amper stock, or (B) cash equal to the number of Amper shares referred to in the preceding item (A) multiplied by 3.68 euros, in exchange for each share of our common stock held by continuing stockholders immediately prior to the reverse stock split, is fair, from a financial point of view, to holders of shares of common stock who exchange their shares pursuant to the Exchange Agreements;

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the fact the $0.65 per share price represented significant premiums to the one-day, one-week and four-week trading averages of our common stock, relative to premiums paid in other similar transactions as identified by INTL Provident Group in its Precedent Transactions Analyses involving strategic buyers in the I/T solutions and telecom industries since October 2, 2007;

•	the special committee’s belief that it had obtained Amper’s best and final offer, and that $0.65 per share represented the highest per share consideration reasonably attainable;

•	the fact that there has been only a limited and inconsistent public trading market for our common stock;

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the fact that our stockholders who either own less than 10,000 shares or are accredited investors will have an opportunity to liquidate their holdings at a per share consideration of $0.65 pursuant to either the Reverse Stock Split or the Exchange Agreements without any brokerage costs;

•	the lack of attractive strategic alternatives;

•	the fact that $0.65 was within the range of implied values per share of our common stock indicated by the financial analyses performed by INTL Provident Group; and

•	the significant capital required to improve our business and concern regarding available alternatives to finance these capital expenditures.

For a more comprehensive review of the factors considered by the special committee, see the information under the caption “Special Factors” in this information statement.

Q: What are some of the factors that the board of directors considered in approving the transactions?

A: The board considered numerous factors in approving the Reverse Stock Split and related transactions, including:

•	the recommendation of the special committee, based on the analysis and factors described herein which were adopted by the board;

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the special committee having received from its independent financial adviser, INTL Provident Group, an oral opinion on March 20, 2012 (which was subsequently confirmed in writing by delivery of INTL Provident Group’s written opinion) to the effect that consideration of: (i) $0.65 per pre-split share is fair, from a financial point of view, to the unaffiliated holders of shares of common stock, who will receive cash payments for their pre-split shares and will not be continuing stockholders, and (ii) (A) 0.1265 shares of Amper stock, or (B) cash equal to the number of Amper shares referred to in the preceding item (A) multiplied by 3.68 euros, in exchange for each share of our common stock held by continuing stockholders immediately prior to the reverse stock split, is fair, from a financial point of view, to holders of shares of common stock who exchange their shares pursuant to the Exchange Agreements; and

•	the price and the terms and conditions of the Exchange Agreements were the result of robust negotiations between the special committee and Amper.

Q: What will the effect of the Reverse Stock Split be?

A: The effect of the Reverse Stock Split will be as follows:

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when the Reverse Stock Split becomes effective, holders of at least one share of common stock, will continue as stockholders of the Company and will receive fractional shares to the extent the amount of shares owned by such stockholders following the Reverse Stock Split is not equally divisible by 10,000, and they will not be entitled to receive any cash payment;

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when the Reverse Stock Split becomes effective, holders of fewer than 10,000 shares of common stock, will receive a cash payment of $0.65 per pre-split share and will no longer own any equity in the Company;

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following the Reverse Stock Split, remaining stockholders of the Company who are accredited investors will have the opportunity to sell their shares to Amper pursuant to the terms of the Exchange Agreements; and

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based upon the Reverse Stock Split ratio of 1-for-10,000, proportionate adjustments will be required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options granted under our equity incentive plans. All other terms and conditions of the options will continue to be governed by such plans. In addition, subject to approval by the holders of options, Amper has proposed to exchange their options to purchase our common stock for options to purchase Amper shares.

•	stockholders holding our common stock in “street name” (i.e., in a brokerage account) may be subject to special requirements.

Please carefully review the information under the caption “Special Factors – Effects of the Reverse Stock Split” in this information statement.

Q: What is the source of funds for payment of the shares?

A: The Company and its subsidiaries have the cash necessary to make the aggregate payment to the exchange agent on behalf of the shares that have been estimated will be cashed out and to pay the expenses of the transaction. See the information under the caption “General Information About the Reverse Stock Split – Description of Funding Obligation and Exchange Agreements” in this information statement.

Q: How will payment for shares be effected?

A: As soon as practicable after the Reverse Stock Split, an exchange agent will send all stockholders with stock certificates representing the right to receive cash payments a letter of transmittal with instructions to be used to transmit common stock certificates. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the exchange agent, each stockholder entitled to receive payment will receive a check for such stockholder’s stock. Stockholders should allow for approximately five business days after mailing for the exchange agent to receive the letter of transmittal and accompanying stock certificate. The exchange agent will send a check for such stockholder’s stock within approximately ten business days after receiving such properly completed letter of transmittal and accompanying stock certificate. In the event we are unable to locate a stockholder, or if a stockholder fails properly to complete, execute and return the letter of transmittal and accompanying stock certificate to the exchange agent, any funds payable to such holder pursuant to the Reverse Stock Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Please do not send your stock certificates to us or the exchange agent until after you have received the letter of transmittal and instructions.

See the information under the caption “General Information About the Reverse Stock Split – Exchange of Certificates for Cash Payment” in this information statement.

Q: What are the interests of our directors and executive officers in the Reverse Stock Split?

A: As a result of the Reverse Stock Split, our directors and officers (none of which are affiliated with Amper) who hold less than 10,000 shares will be cashed-out at $0.65 per pre-split share and will no longer own any equity in the Company. Directors and officers (none of which are affiliated with Amper) who hold more than 10,000 shares and are accredited investors will continue as stockholders and will be entitled to participate in the

Exchange Agreements with Amper. We estimate our directors and executive officers will decrease their collective beneficial ownership of our common stock from approximately 1.9% to 1.0% as a result of the Reverse Stock Split. See the information under the caption “Information About the Company – Interests of Our Executive Officers and Directors in the Reverse Stock Split” in this information statement.

Q: What are the interests of Amper in the Reverse Stock Split?

A: As a result of the Reverse Stock Split, we estimate that Amper will increase its aggregate beneficial ownership of our common stock from approximately 85% to approximately 89%. See the information under the caption “Information About Other Filing Persons – Interests of Amper in the Reverse Stock Split” in this information statement.

Q: What if I hold shares of common stock in “street name”?

A: If a stockholder holds shares of our common stock in “street name,” then their broker, bank or other nominee is considered the stockholder of record with respect to those shares and not such stockholder. We intend to treat stockholders holding shares of our common stock in street name through a nominee (such as a broker, bank or other nominee) in the same manner as stockholders whose shares are registered in their own name. Accordingly, if a stockholder holds 10,000 or more shares of common stock in street name they will remain a stockholder after consummation of the Reverse Stock Split. On the other hand, if a stockholder holds fewer than 10,000 shares of common stock in street name it is intended that they receive cash for their shares. However, it is also possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and that it may hold 10,000 or more shares in the aggregate. Therefore, depending upon their nominee’s procedures, a stockholder’s nominee may not be obligated to treat the Reverse Stock Split as affecting its beneficial holders’ shares and such stockholder may not receive cash for their fractional interests.

If a stockholder holds fewer than 10,000 shares of our common stock in street name, we encourage them to contact their bank, broker or other nominee directly as soon as possible so that arrangements can be made, if necessary, to register their holdings to ensure that they receive the cash payment of $0.65 per pre-split share. See the information under the caption “Special Factors – Effects of the Reverse Stock Split” in this information statement.

Q: What if I hold 10,000 or more shares of common stock in the aggregate through multiple brokerage or record accounts or a combination of brokerage and record accounts, each with fewer than 10,000 shares?

A: We do not intend to pay cash to holders of 10,000 or more shares of our common stock in the aggregate. If a stockholder holds a total of 10,000 or more shares of common stock divided up among multiple brokerage and/or record accounts, each with fewer than 10,000 shares, we urge them to contact their bank, broker or other nominee immediately to make arrangements to register and/or consolidate their holdings or take such other steps as may be necessary in order to avoid processing delays after consummation of the Reverse Stock Split. See the information under the caption “Special Factors – Effects of the Reverse Stock Split” in this information statement.

Q: How did the special committee determine the reverse split ratio of 1-for-10,000? Could the special committee determine that a different ratio should be used for the reverse split?

A: The special committee approved a ratio for the reverse split of 1-for-10,000 in order to reduce our record holders to a number sufficiently below 300 that we would be unlikely, in the future, to inadvertently increase our record holder base to 500 or more, and thus be required to re-register our common stock with the Commission. The special committee may, with the consent of Amper, at any time prior to the effectiveness of the Reverse Stock Split determine to use a different ratio if the special committee determines that it is necessary in order for us to have sufficient funds available to cash out stockholders at a price per share of $0.65 or otherwise is in the best interests of our unaffiliated stockholders to do so. If the special committee alters the ratio, we will provide you with notice through an amendment to this information statement.

Q: Can the special committee determine not to proceed with the Reverse Stock Split as currently contemplated?

A: The special committee may determine not to proceed with the Reverse Stock Split as currently contemplated if it believes that abandoning the Reverse Stock Split is in the best interests of our unaffiliated stockholders. If the special committee determines not to proceed with the Reverse Stock Split, we will continue to operate our business as presently conducted. See the information under the caption “General Information About the Reverse Stock Split – Reservation of Rights” in this information statement.

Q: What are the federal income tax consequences of the Reverse Stock Split to me?

A: If a stockholder is not subject to any special rules that may be applicable to them under federal tax laws, then generally, a stockholder receiving cash in exchange for his, her or its shares in connection with the Reverse Stock Split will recognize capital gain or loss for United States federal income tax purposes. See the information under the caption “Special Factors – Federal Income Tax Consequences of the Reverse Stock Split” in this information statement. We urge you, however, to consult with your personal tax advisor with regard to the individual tax consequences to you of the Reverse Stock Split, including under any applicable state and local tax laws.

Q: What information will I be able to get about the company if I continue to hold stock after the Reverse Stock Split?

A: After the Reverse Stock Split, we do not intend to make available to our stockholders any financial or other information about us that is not required by law. We do not intend, but may in our discretion elect, to distribute press releases for material and other events. We will continue to hold stockholder meetings as required under Delaware law, including annual meetings, or to take actions by written consent of our stockholders in lieu of meetings. Under the DGCL, after the Reverse Stock Split, stockholders will be entitled to (i) the Company’s stock ledger, (ii) a list of stockholders, and (iii) the Company’s other books and records.

Q: What is the total cost of the Reverse Stock Split to the Company?

A: Upon consummation of the Reverse Stock Split as presently structured, it is estimated that approximately $500,000 will be required to cash-out fractional shares as part of the Reverse Stock Split. However, the amount actually paid in connection with the Reverse Stock Split could be less depending on how many shares we are actually required to cash-out upon consummation of the Reverse Stock Split. If stockholders who presently own less than 10,000 shares buy additional shares and, as a result, increase their ownership above 10,000 shares, such stockholders will continue as stockholders of the Company and will not be cashed out. If stockholders who presently own 10,000 or more shares sell shares and, as a result, reduce their ownership below 10,000 shares, such stockholders will participate in the cash-out and will no longer own any equity in the Company. In connection with the Reverse Stock Split, we will pay for the disposition of all fractional shares using our cash on hand. In addition, we anticipate incurring approximately $500,000 in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Reverse Stock Split and related transactions; we will pay these fees and costs. See the information under the caption “General Information About the Reverse Stock Split – Fees and Expenses” in this information statement.

Q: What does the deregistration of our common stock mean?

A: Following the Reverse Stock Split, we expect to have fewer than 300 record holders which will make us eligible to terminate the registration of our common stock under the Exchange Act. Following the termination of the registration of our common stock under the Exchange Act, we will no longer be required to file annual, quarterly and other reports with the Commission, and beginning 90 days after such deregistration, our executive officers, directors and 10% stockholders will no longer be required to file reports with the Commission relating to their transactions in our common stock. Our shares of common stock will cease to be quoted on the OTC

Bulletin Board and we expect that any trading in our common stock would continue only in privately negotiated sales. See the information under the captions “Special Factors – Purposes of and Reasons for the Reverse Stock Split” and “General Information About the Reverse Stock Split – Termination of Exchange Act Registration” in this information statement.

Q: Am I entitled to appraisal or dissenters’ rights in connection with the Reverse Stock Split?

A: You are not entitled to appraisal or dissenters’ rights under either our governance documents or the DGCL. See the information under the caption “General Information About the Reverse Stock Split – Appraisal Rights” in this information statement.

Q: At what prices has our stock traded recently?

A: As of the date of this information statement, our common stock is quoted on the OTC Bulletin Board. On November 8, 2011 (the last trading date prior to our announcement of our intention to undertake a reverse split followed by a cash-out of fractional interests), the closing price of our common stock was $0.10. From November 8, 2010 through November 8, 2011, the price of our common stock ranged between $0.25 and $0.03 per share. Following the announcement on November 8, 2011, through the date of this information statement, the closing price of our common stock has ranged between $0.42 and $0.62 per share. See the information under the caption “Information About the Company – Price Range of Common Stock” in this information statement.

Q: Am I permitted to trade my stock prior to the Reverse Stock Split?

A: Stockholders are not prohibited from or restricted in trading their shares prior to the Reverse Stock Split. However, the price of our common stock is volatile, in part because of the low volume of trading. This volatility may increase due to the announcement of the Reverse Stock Split, especially if stockholders begin purchasing in high volumes to cover short positions. See the information under the caption “Special Factors – Effects of the Reverse Stock Split” in this information statement.

Q: If I continue to hold stock after the Reverse Stock Split, will I have an opportunity to sell my stock at the same price paid to stockholders who received a cash payment as a result of the Reverse Stock Split?

A: Amper has proposed to enter into stock purchase agreements (“Exchange Agreements”) with continuing stockholders who are accredited investors and would retain their common stock immediately following the Reverse Stock Split (other than those shares held by Amper) pursuant to which Amper has agreed to furnish to exchanging stockholders either, at Amper’s option (i) 0.1265 shares of Amper stock, or (ii) cash equal to the number of Amper shares referred to in the preceding item (i) multiplied by 3.68 euros, in exchange for each share of our common stock held by exchanging stockholders immediately prior to the Reverse Stock Split. The Company will facilitate the delivery of Exchange Agreements to such stockholders prior to the Reverse Stock Split. The Exchange Agreements will be entered into following the mailing of this information statement to the stockholders of the Company. The transactions contemplated by the Exchange Agreements would be conditioned upon, among other things, the Reverse Stock Split becoming effective.

As a result of the Reverse Stock Split and the Exchange Agreements (assuming all remaining unaffiliated stockholders who are accredited investors enter into Exchange Agreements), Amper will increase its aggregate beneficial ownership of our common stock from approximately 85% to approximately 97%. See the information under the caption “Special Factors – Effects of the Reverse Stock Split” in this information statement.

Q: Who are the Filing Persons?

A: For the purposes of this information statement, the Filing Persons are those individuals and entities required under the rules of the Commission to provide certain disclosures to our stockholders in order for us to effect the

Reverse Stock Split. In addition to the Company, the Filing Persons includes Amper. See the information under the captions “Information About the Company” and “Information About Other Filing Persons” in this information statement.

Q: Who can help answer my questions?

A: If you have additional questions about the Reverse Stock Split or any of the other disclosures in this information statement, you should contact us at (305) 415-8830.

SPECIAL FACTORS

Background of the Reverse Stock Split

In 2009 and 2010, our business produced net losses of approximately $44.8 million and $11.7 million, respectively, and as of December 31, 2010 and September 30, 2011, we had an accumulated deficit of approximately $189.7 million and $196.5 million, respectively. We had suffered the negative impacts of the economic recession, the financial collapse of Stanford International Bank Ltd, our former principal stockholder and primary source of financing, tightening of local credit markets and lending policies in markets in which we compete in Latin America, and currency controls in Venezuela which adversely affected our ability to repatriate funds from Venezuela to meet our ongoing capital needs. As a result, since January 2010 through the last trading date prior to our announcement of our intention to undertake the Reverse Stock Split , our stock price traded in the range of $0.03 to $0.55 and interest by the investor community has been minimal with an average daily trading volume during that period of approximately 2,265 shares. Relatively low trading volume and low public float have reduced the liquidity benefits to our stockholders and reduced our access to the public equity markets. At the same time, as a public company, we have continued to bear the costs of compliance with applicable legal and regulatory requirements at a time of great uncertainty for our business due to our continued operating losses as described above. Also, we have long term debt, which was approximately $28.4 million at December 31, 2010 and $28.7 million at September 30, 2011, and have substantial working capital financing.

On March 31, 2011, we consummated the contribution agreement transaction, subject to the closing documents being held in escrow. On May 31, 2011, the stock certificate representing 150,745,913 shares of our common stock issued in the name of Amper and certain stock certificates representing shares in a subsidiary of Amper transferred to the name of our Company were released from escrow. Pursuant to the Contribution Agreement, Amper acquired approximately 85% of our issued and outstanding shares of common stock, in exchange for the contribution to eLandia of certain subsidiaries of Amper. The transaction increased our regional footprint, providing us market entry into Brazil and enabled us to service large domestic and multi-national customers throughout the Latin America region.

On June 1, 2011, Jose Martos, general counsel of Amper, furnished a letter to our board of directors proposing to the board that it form a Special Independent Committee to consider a reverse stock split that would provide cash to the holders of less than one full share following a reverse split at a fair price and providing the holders of more than one full share with the right to exchange their shares of eLandia, for shares of Amper at an equivalent value.

At a special meeting of our board of directors held on June 1, 2011, the board determined that it would be in the best interests of the Company and of our unaffiliated stockholders to form a special committee, comprised of Charles J. Fernandez, Angel Medina, Jr. and M. Lewis Temares, to oversee and evaluate the Amper proposal, and to determine whether to proceed with any transaction. The board also determined to compensate members of the special committee as follows: (i) $20,000 for the chairman of the special committee, and (ii) $15,000 for each of the other members of the special committee. Messrs. Medina, Fernandez and Temares are independent members of our board not affiliated with Amper. The board considered these three directors to be independent because none of these directors (nor any family member of these directors) was or is employed by, or otherwise receives any compensation from, us other than for service as a director and none of them owns a significant amount of our stock. In addition, none of these directors has any other business relationship with us or Amper. The board authorized the special committee to consider and act upon all matters relating to any going-private transaction.

The special committee met on June 7, 2011 and designed a process to select an independent financial adviser and selected Carlton Fields P.A. as its counsel. The special committee subsequently selected INTL Provident Group as its financial adviser.

On July 8, 2011, pursuant to a meeting held by the special committee with representatives of INTL Provident Group, the special committee determined that $0.70 per share would be the price it would propose for the reverse stock split and share exchange. This price per share was based on the midpoint in a range of indicative values derived from financial analyses conducted by INTL Provident Group. These financial analyses included several valuation methodologies: selected comparable public companies analyses, selected precedent transactions analyses; discounted cash flows and terminal value analyses; and other considerations. INTL Provident Group’s analyses yielded a range of indicative values per share of the Company’s common stock which INTL Provident Group considered fair from a financial point of view. Mr. Fernandez communicated this the same day by letter to Jose Martos of Amper.

On July 28, 2011, Amper counter proposed a price of $0.55 per eLandia share to be paid to stockholders holding less than 150,000 and therefore would be cashed out. Amper’s counterproposal also provided that stockholders holding more than 150,000 would be entitled to receive $0.70 per each eLandia share (pre-split shares) to be exchanged, but with Amper shares valued at 3.97 euros per share. Amper also set forth with respect to the stockholders which would receive Amper shares in the exchange the requirement of a two-year trading restriction on the Amper shares issued in the exchange.

Over the next eight weeks, representatives of Amper had various conferences with the financial adviser to the special committee to provide information regarding Amper’s basis for its offer. These conferences included a discussion of Amper’s valuation methodologies which placed much greater emphasis on market prices for eLandia’s common stock. During this eight-week period, eLandia’s shares traded between $0.07 and $0.18 per share. With respect to the share exchange, representatives of Amper described their valuation methodologies, and how these valuation methodologies yielded a current value in excess of the market price of its shares just as eLandia’s shares were being valued greater than the market price.

On October 17, 2011, following the presentation by INTL Provident Group of an analysis of Amper’s proposal, the special committee determined to advise Amper that the special committee was prepared to recommend a reverse stock split with cash in lieu of fractional shares for the holders of less than 150,000 shares of $0.65 with an exchange of Amper shares offered to the remaining stockholders on the basis of $0.65 per share value of eLandia shares and 3.68 euros per Amper share.

On October 27, 2011 the special committee determined to propose that Amper offer to escrow share certificates in the event that Amper owed additional shares at the second anniversary of the agreement date, or, in the alternative to provide liquidated damages in cash, and to provide a risk-free rate of return to the exchanging stockholders and a mechanism to protect the liquidity of the Amper shares.

On November 2, 2011, the special committee received a letter from Amper with its final proposal regarding the going-private transaction. Pursuant to the going-private transaction proposed by Amper:

•	eLandia would amend its certificate of incorporation to effect the 1-for-150,000 reverse stock split of its common stock;

•	after the reverse stock split, any stockholder holding less than one share would receive a cash payment of $0.65 for each eLandia share held prior to the reverse stock split;

•

holders of at least one full share following the reverse stock split would continue as stockholders of the Company and would receive fractional shares to the extent the amount of shares owned by such stockholders following the Reverse Stock Split is not equally divisible by 150,000;

•

Amper would enter into the Exchange Agreements with stockholders holding more than 150,000 prior to the reverse stock split receiving, at Amper’s option, either (i) 0.1265 shares of Amper stock, or (ii) cash equal to the number of Amper shares referred to in the preceding item (i) multiplied by 3.68 euros, in exchange for each share of our common stock held by exchanging stockholders immediately prior to the reverse stock split;

•	if Amper did not timely make the payment described above, it would owe the exchanging stockholders the amount due plus 12% interest thereon as well as the costs of collection;

•

the Amper shares would be subject to trading restrictions of 5% per quarter of the shares exchanged for the eLandia shares by the holder during the first four quarters following the agreement date and 10% per quarter during the next four quarters;

•

the exchange agreements would provide that on the second anniversary of the date of entering into the exchange, if the market value of Amper stock is less than 3.68 euros per share, Amper would issue to each exchanging stockholder an additional amount of Amper shares so that the market value of Amper shares issued and held in respect of each exchanged eLandia share would have a market value equal to 3.68 euros using the weighted average trading price per share of Amper common stock during the 30 days prior to the second anniversary of the exchange.

Amper stated in its November 2, 2011 letter that it would vote all of its shares of common stock to approve the amendment to the certificate of incorporation pursuant to a written consent of majority stockholder.

On November 3, 2011, the special committee approved the proposed going-private transaction in principle, subject to review and approval of definitive documentation including a definitive form of exchange agreement.

On November 8, 2011, eLandia issued a press release announcing our intention to complete the Reverse Stock Split and the proposed going private transaction.

On November 15, 2011, Amper presented the initial draft of Exchange Agreement. The special committee decided on November 30, 2011 to obtain Spanish counsel to advise on the Exchange Agreement and propose revisions to a variety of terms, including a restructuring that would provide for exchanges quarterly of only those Amper shares free from the lock-up restrictions. Amper rejected this approach and sent the special committee a revised draft on December 30, 2011. The special committee reviewed the draft on January 9, 2012. Between January 9 and January 12, 2012, counsel for the special committee held various telephone conferences with Amper representatives and its counsel and provided comments to the form of Exchange Agreement. On January 12, 2012, Spanish counsel for the special committee presented a revised draft of the Exchange Agreement for review by Amper.

On January 12, 2012, the special committee met and discussed the draft Exchange Agreement, advice from Spanish counsel pertaining to that agreement, and received an update from INTL Provident Group. The special committee determined that it was its view and belief, based on all of the factors which had been considered by the special committee, although not relying upon any one factor but considering all factors as a whole, that the Reverse Stock Split would be fair to and in the best interests of our unaffiliated stockholders, and that the Reverse Stock Split should be recommended to the board of directors. The special committee also reserved the right to withdraw its recommendation at any time prior to the effectiveness of the Reverse Stock Split if it believed that would be in the best interests of our unaffiliated stockholders. The special committee made its recommendation to the full board of directors to proceed with a 1- for-150,000 reverse stock split and to effect a deregistration of our shares of common stock, and recommended a $0.65 per pre-split share price for those stockholders who would be cashed out as a result of the reverse stock split. The special committee also approved the final form of the Exchange Agreement negotiated with Amper. The full board of directors approved the recommendation of the special committee to effectuate the Reverse Stock Split on January 17, 2012.

As a result of an increased volume in sales of the Company’s common stock, the amount of stockholders holding fewer than 150,000 shares of common stock has significantly increased since the Company’s initial announcement on November 8, 2011 to undertake the reverse stock split followed by a cash-out of fractional interests. Accordingly, the amount of cash needed to cash out all fractional interests would exceed $5 million.

Management advised Amper of this issue and on March 6, 2012 the Amper board of directors met and concluded that a change would be required. The Company had reserved to its special committee the right to modify the reverse split ratio from 1-for-150,000 to another ratio. On March 20, 2012, the special committee met to consider whether the reverse split ratio should be revised and if so, how. The special committee determined to change the reverse split ratio from 1-for-150,000 to 1-for-10,000. INTL Provident Group updated its opinion to reflect the revised reverse stock split ratio. Management estimated that the total number of record stockholders post reverse stock split would increase from approximately 25 to approximately 41. The full board approved the recommendation of the special committee to effectuate the 1-for-10,000 Reverse Stock Split on March 20, 2012.

Under the going private transaction proposal, Amper will offer to enter into Exchange Agreements with stockholders holding more than 10,000 shares of eLandia common stock which qualify as “accredited investors.” Such stockholders will have a period of 90 days (the “Offer Period”) in which to enter into an Exchange Agreement with Amper. Pursuant to the Exchange Agreements, Amper has agreed to furnish to exchanging stockholders either, at Amper’s option (i) 0.1265 shares of Amper stock, or (ii) cash equal to the number of Amper shares referred to in the preceding item (i) multiplied by 3.68 euros, in exchange for each share of our common stock held by exchanging stockholders immediately prior to the Reverse Stock Split. In the event that Amper elects to make payment to the exchanging stockholders in cash, such payment will be made on or before the date that is four months from the end of the Offer Period. In the event Amper elects to make payment to the exchanging stockholders in shares of Amper stock, Amper will take all steps necessary to increase its capital and register the new shares with the Spanish authorities within six months of the execution of the Exchange Agreements and to deliver the Amper shares to the exchanging stockholders on or prior to the date that is four months from the end of the Offer Period, so long as the total amount of shares of Amper stock to be issued to all exchanging stockholders is less than approximately 3.2 million shares. In the event that the amount of shares of Amper stock exceeds 3.2 million shares, the payment date will be six months from the end of the Offer Period. In the event Amper has not obtained the necessary approvals for the issuance of the Amper shares to the exchanging stockholder by such date, Amper shall pay the purchase price under the Exchange Agreement in cash within five days thereafter along with interest thereon at 3% per annum. The shares of Amper issued to the exchanging stockholders will be freely tradable on the Madrid stock exchange and will be subject to certain lock-up restrictions. The Exchange Agreements will be entered into following the mailing of this information statement to the stockholders of the Company. The transactions contemplated by the Exchange Agreements would be conditioned upon, among other things, the Reverse Stock Split becoming effective and exchanging stockholders holding at least 80% of the remaining shares of the Company (not held by Amper) executing an Exchange Agreement. Such conditions may be waived by Amper in its sole discretion.

Other than the change in the reverse stock split ratio, no other terms of the transaction were changed. Stockholders owning less than one share as a result of the reverse stock split would receive a cash payment of $0.65 for each eLandia share held prior to the reverse stock split. Holders of at least one full share following the reverse stock split would continue as stockholders of the Company and would receive fractional shares to the extent the amount of shares owned by such stockholders following the Reverse Stock Split is not equally divisible by 10,000. Amper would offer to enter into the Exchange Agreements with continuing stockholders who are accredited investors holding more than 10,000 shares prior to the reverse stock split receiving, at Amper’s option, either (i) 0.1265 shares of Amper stock, or (ii) cash equal to the number of Amper shares referred to in the preceding item (i) multiplied by 3.68 euros, in exchange for each share of our common stock held by exchanging stockholders immediately prior to the reverse stock split.

Purposes of and Reasons for the Reverse Stock Split

One of the principal purposes of the Reverse Stock Split is to reduce the number of record holders of our common stock to fewer than 300. This will make us eligible to terminate the registration of our common stock under Section 12(g) of the Exchange Act. We believe that deregistration of our common stock would result in the elimination of the expenses related to our disclosure, compliance and reporting requirements under the Exchange Act and our ability to reallocate management resources currently deployed to comply with applicable federal securities laws. The board believes that any material benefit derived from continued registration under the Exchange Act is outweighed by the significant and increasing cost of being a public company.

Annual Cost Savings

The board of directors believes that, by deregistering our common stock and suspending the Company’s periodic reporting obligations, the Company will experience annual cost savings of more than $3 million. The annual cost savings estimate are based on the expenses incurred during the last year, which are scheduled in detail below:

Historical Fees	Recent Costs
Legal fees	$500,000
Audit fees	$1,000,000
Other professional services	$400,000
Reduction of other operating expenses*	$1,200,000

Total:	$3,100,000

*	Includes printing, mailing and filing costs, transfer agent fees, SOX compliance, internal personnel expense, directors and officers insurance and other related costs.

The estimated annual cost savings based on the above actual costs reflect, among other things:

•	A reduction in auditing and related fees;

•	A reduction in legal fees related to securities law compliance;

•

The elimination of costs associated with filing periodic reports with the SEC, which have increased significantly due to the requirement to provide financial statements in eXtensible Business Reporting Language (XBRL) format;

•

The savings in fees charged by the Company’s transfer agent due to a significant reduction in the number of accounts to be handled by the transfer agent expected as a result of the Reverse Stock Split;

•

The lower printing and mailing costs attributable to the reduced reporting requirements, and the less complicated and extensive disclosures required as a result of the Company’s status as a private company;

•

The reduction in management time spent on compliance and disclosure matters attributable to the Company’s Exchange Act filings and the expected increased compliance costs associated with the Dodd-Frank Act relating to executive compensation and corporate governance requirements;

•

The lower risk of liability that is associated with non-reporting (as distinguished from public reporting) company status and, consequently, avoiding premiums for directors and officers liability insurance;

•	The cost savings resulting from the Company’s not being subject to the internal control audit requirements imposed by SOX; and

•	The reduction in Board of Directors’ costs, miscellaneous clerical and other expenses.

The annual cost savings amount set forth above is only an estimate. The actual savings the Company will realize from going private may be higher or lower than such estimate. The estimate of the annual savings to be realized if the Reverse Stock Split is consummated are based upon (i) the actual costs to the Company of the services and disbursements in each of the categories listed above that were reflected in the Company’s recent financial statements and indicated above, (ii) anticipated costs of compliance in the future, and (iii) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to the Company’s public reporting company status.

In addition to increasing costs, the burdens imposed on us as a result of being public have significantly increased since the passage of the Sarbanes-Oxley Act and the implementation of regulatory reforms adopted by the Commission. The overall management time expended on the preparation and review of our public filings has increased substantially in order for our principal executive officer and principal financial officer to certify the financial statements in each of our public filings as required under the Sarbanes-Oxley Act. Since we have relatively few management personnel, these indirect costs are significant relative to our overall expenses and, although there will be no direct monetary savings with respect to these indirect costs when the Reverse Stock Split is effected and we cease filing periodic reports with the Commission, the time currently devoted by management to our public company reporting and compliance obligations could be devoted to growing our business.

Operational Flexibility

Another reason for the Reverse Stock Split relates to operational flexibility. The special committee believes that effecting the Reverse Stock Split and ceasing to be a public reporting company will enable management to concentrate its efforts on the long-term growth of the Company’s businesses, free from the constraints of public ownership which require significant time and resources for compliance. It is also thought that, as a result of going private, the Company will be able to more quickly react and respond to corporate opportunities in the future.

Inability to Realize Benefits Associated with Public Company Status

A significant reason for the Reverse Stock Split relates to the Company’s inability to realize many benefits that typically accrue to public companies, including those listed below:

•	The ability to use Company stock, as opposed to cash or other consideration, to effect acquisitions.

•	The ability to obtain financing by issuing securities in a public offering. The Company has not accessed the capital markets in such a manner in recent years and does not presently intend to do so.

•

The ability to use Company stock to attract, retain and motivate employees. In recent years, due to the relatively low market price and limited liquidity of our common stock, the Company has found limited success in using its common stock in such a manner.

•

The ability to enhance company image by virtue of public company status. The special committee has determined that, due to the Company’s size and other factors, the Company has not enjoyed an appreciable enhancement in company image as a result of its public company status.

We believe our status as a public company has not benefitted our stockholders materially, but also places an unnecessary financial, management and competitive burden on us. We have determined to effect the going-private transaction at this time after taking into account the negative effect that current industry and economic conditions and our financial results have had on our ability to take advantage of certain benefits of being a public company, including financing opportunities and an active, liquid market for our common stock. In addition, in determining to effect a going-private transaction at this time, we considered our current and historical financial condition, outstanding debt levels, results of operations, competitive position, business, prospects and strategic objectives, including potential risks involved in achieving the prospects and objectives, the significant capital required to improve our business and concern regarding available alternatives to finance these capital expenditures, all as of the time we were evaluating a potential going-private transaction.

Effects of the Reverse Stock Split

As soon as practicable after the completion of the Reverse Stock Split (assuming it is consummated and assuming it results in the Company having less than 300 stockholders of record), the Company intends to apply for termination of the registration of its Common Stock under the Exchange Act. Upon termination of the Company’s reporting obligations under the Exchange Act, although the common stock may continue to trade on one of several trading platforms that do not require compliance with the reporting requirements of the Exchange Act, such as the Pink Sheets, the Company does not believe there will be any significant trading in the common stock. Rather, the Company believes that the deregistration of the common stock under the Exchange Act will likely cause the trading market for shares of the common stock to be eliminated or, at a minimum, substantially reduced.

Effects on the Number of our Authorized and Outstanding Shares and Registered Holders

We have 200,000,000 shares of common stock authorized, 7,744,000 of which are reserved for issuance pursuant to our equity incentive plans. As of January 17, 2012, we had 177,348,133 shares issued and outstanding. The consummation of the Reverse Stock Split will not have an effect on the number of our common shares authorized and the par value of our common stock will remain the same. Following the consummation of the Reverse Stock Split, we will have approximately an aggregate of 17,663 shares of common stock issued and outstanding and 775 shares of common stock reserved for issuance pursuant to our equity incentive plans. Stockholders receiving cash in lieu of fractional shares will be paid $0.65 for each share of common stock held immediately prior to the Reverse Stock Split. Shares cancelled as a result of the Reverse Stock Split will be retired and will be authorized but unissued shares. The Reverse Stock Split will not alter the relative voting and other rights of our outstanding common stock.

Each share of common stock that remains outstanding after the completion of the Reverse Stock Split will continue to entitle its owner to one vote regarding matters presented to holders of shares of common stock. The Reverse Stock Split is expected to reduce the number of our stockholders of record from approximately 382 to approximately 41, based on recent stockholder records and determined in accordance with the rules promulgated by the Commission with respect to calculating stockholders of record. This reduction in the number of our holders of record will enable us to terminate the registration of our common stock under the Securities Exchange Act of 1934, which will substantially reduce the information required to be furnished by us to our stockholders and to the Commission. Additionally, certain provisions of the Securities Exchange Act of 1934, such as the proxy rules and the reporting and short-swing profit recovery provisions of Section 16(a) and 16(b), will no longer apply.

Upon suspension of our reporting obligations under the Securities Exchange Act of 1934, our common stock will cease to be quoted on the OTC Bulletin Board.

We have no current plans to issue common stock or securities convertible into, or exercisable for, common stock after the deregistration of our common stock, other than pursuant to existing options to purchase shares of our common stock. However, we reserve the right to issue shares of our common stock, or securities convertible into, or exercisable for, shares of our common stock, at any time and from time to time, at prices and on terms as our board determines to be in our best interest. Continuing stockholders will not have any preemptive or other preferential rights to purchase any of our stock that we may issue in the future.

Effects on Holders of Fewer Than 10,000 Shares

Once the Reverse Stock Split is effected, a stockholder owning less than an aggregate of 10,000 shares of common stock immediately prior to the Reverse Stock Split will:

•

have his, her or its stock ownership right converted into a right to receive a cash payment equal to $0.65 per share of common stock held immediately prior to the Reverse Split without incurring transaction costs;

•	no longer have any equity interest in our company and therefore will not participate, as a stockholder, in our future potential earnings or growth, if any;

•	no longer be entitled to vote as a stockholder; and

•	possibly be required to pay federal, state, and local income taxes, as applicable, on the cash amount received for the purchase of the shares cashed out pursuant to the Reverse Stock Split.

Please note, if you hold fewer than 10,000 shares of our common stock before the Reverse Stock Split and wish to continue to be a stockholder after the Reverse Stock Split, you may seek to purchase, prior to the effective time of the Reverse Stock Split, sufficient additional shares to cause you to hold a minimum of 10,000 shares at the effective time of the Reverse Stock Split. However, we cannot assure you that any shares will be available for purchase or that the special committee will not change the ratio prior to the effective time of the Reverse Stock Split. The special committee may, with the consent of Amper, change the ratio if it necessary in order for us to have sufficient funds available to cash out stockholders at a price per share of $0.65 or otherwise is in the best interests of our unaffiliated stockholders to do so. If the ratio changes, we will notify you of such change through an amendment to this information statement. You may, as a result of any such change, be required to purchase additional shares in order to remain a stockholder following the Reverse Stock Split, and we cannot assure you that such shares would be available for purchase. The price of our common stock is volatile, in part because of the low volume of trading. This volatility may increase due to the announcement of the Reverse Stock Split, especially if stockholders begin purchasing in high volumes to cover short positions.

Special Considerations for Shares Held in Street Name

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If you hold shares of our common stock in “street name,” then your broker, bank or other nominee is considered the stockholder of record with respect to those shares and not you. We intend to treat stockholders holding shares of our common stock in street name through a nominee (such as a broker, bank or other nominee) in the same manner as stockholders whose shares are registered in their own name. Accordingly, if a stockholder holds 10,000 or more shares of common stock in street name they will remain a stockholder after consummation of the Reverse Stock Split. On the other hand, if a stockholder holds fewer than 10,000 shares of common stock in street name it is intended that they receive cash for their shares. However, it is also possible that the bank, broker or other nominee also holds shares for other beneficial owners of our common stock and that it may hold 10,000 or more shares in the aggregate. Therefore, depending upon their nominee’s procedures, a stockholder’s nominee may not be obligated to treat the Reverse Stock Split as affecting its beneficial holders’ shares and such stockholder may not receive cash for their fractional interests. If a stockholder holds fewer than 10,000 shares of our common stock in street name, we encourage them to instruct their bank, broker or other nominee as soon as possible to transfer their shares into a record account in their name to ensure that they receive the cash payment of $0.65 per pre-split share.

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We do not intend in connection with the Reverse Stock Split to pay cash to holders of 10,000 or more shares of our common stock in the aggregate. If a stockholder holds a total of 10,000 or more shares of common stock divided up among multiple brokerage and/or record accounts, each with fewer than 10,000 shares, we urge them to contact their broker, bank or other nominee immediately to make arrangements to register and/or consolidate their holdings or take such other steps as may be necessary in order to avoid processing delays after consummation of the Reverse Stock Split.

Effects on Continuing Stockholders

If the Reverse Stock Split is implemented, stockholders owning 10,000 shares or more of common stock immediately prior to the Reverse Stock Split will:

•	continue to be stockholders and will therefore continue to participate, as a stockholder, in our future potential earnings or growth, if any;

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receive fractional shares to the extent the amount of shares owned by such stockholders following the Reverse Stock Split is not equally divisible by 10,000, and not receive a cash payment for any of their shares as a result of the Reverse Stock Split;

•	receive an Exchange Agreement as described under “General Information About The Reverse Stock Split – Exchange Agreements” (assuming such stockholder is an accredited investor);

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face a decrease in the liquidity of their shares because it expected that our common stock will no longer be quoted on the OTC Bulletin Board, nor do we intend to take any actions to facilitate the quoting of our stock on the Pink Sheets; and

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receive less information about us and our business operations because we will no longer be subject to the proxy and periodic reporting rules of the Securities Exchange Act of 1934; however, stockholders remaining following the Reverse Stock Split that do not enter into Exchange Agreements will be entitled to, with written demand, (i) the Company’s stock ledger, (ii) a list of stockholders, and (iii) the Company’s other books and records.

In addition, due to the net losses experienced by the Company in 2009 and 2010 and prior years, the continuing stockholders, so long as they continue as stockholders of the Company, are expected to benefit from the Company’s future use of any accrued operating loss carryforwards subject to the change of control rules set forth in Section 382 of the Internal Revenue Code.

Please note, if a stockholder holds 10,000 or more shares of our common stock before the Reverse Stock Split, except as described in the next paragraph, they can only receive cash for all of their shares in connection with the Reverse Stock Split if, prior to the effective time of the Reverse Stock Split, they reduce their ownership to fewer than 10,000 shares by selling or otherwise transferring shares to a different holder. However, we cannot assure any stockholder that any purchaser for their shares will be available or the price at which they may be able to sell such shares, which could be less than $0.65 per pre-split share. In addition, we cannot assure any stockholder that the special committee and Amper will not change the ratio prior to the effective time of the Reverse Stock Split. For example, the special committee may agree separately with Amper to change the ratio to ensure that we will have sufficient funds available to cash out stockholders at a price per share of $0.65 or otherwise is in the best interests of our unaffiliated stockholders to do so. If the ratio changes, we will notify you of such change through an amendment to this information statement. You may, as a result of any such change, be required to sell or transfer additional shares in order to remain a stockholder following such Reverse Stock Split, and we cannot assure you that any purchaser for your shares will be available or the price at which you may be able to sell such shares, which could be less than $0.65 per share. The price of our common stock is volatile, in part because of the low volume of trading. This volatility may increase due to the announcement of the Reverse Stock Split, especially if stockholders begin purchasing in high volumes to cover short positions.

Amper has proposed to enter into stock purchase agreements (“Exchange Agreements”) with continuing stockholders who are accredited investors and would retain their common stock immediately following the Reverse Stock Split (other than those shares held by Amper) pursuant to which Amper has agreed to furnish to exchanging stockholders either, at Amper’s option (i) 0.1265 shares of Amper stock, or (ii) cash equal to the number of Amper shares referred to in the preceding item (i) multiplied by 3.68 euros, in exchange for each share of our common stock held by exchanging stockholders immediately prior to the Reverse Stock Split. The Company will facilitate the delivery of Exchange Agreements to such stockholders prior to the Reverse Stock Split. In the event that Amper elects to make payment to the exchanging stockholders in cash, such payment will be made on or before the date that is four months from the end of the Offer Period. In the event Amper elects to make payment to the exchanging stockholders in shares of Amper stock, Amper will take all steps necessary to increase its capital and register the new shares with the Spanish authorities within six months of the execution of the Exchange Agreements and to deliver the Amper shares to the exchanging stockholders on or prior to the date that is four months from the end of the Offer Period, so long as the total amount of shares of Amper stock to be issued to all exchanging stockholders is less than approximately 3.2 million shares. In the event that the amount of shares of Amper stock exceeds 3.2 million shares, the payment date will be six months from the end of the Offer Period. In the event Amper has not obtained the necessary approvals for the issuance of the Amper shares to the exchanging stockholder by such date, Amper shall pay the purchase price under the Exchange Agreement in cash within five days thereafter along with interest thereon at 3% per annum. The shares of Amper issued to the exchanging stockholders will be freely tradable on the Madrid stock exchange and will be subject to certain lock-up restrictions. The Exchange Agreements will be entered into following the mailing of this information statement to the stockholders of the Company. The transactions contemplated by the Exchange Agreements would be conditioned upon, among other things, the Reverse Stock Split becoming effective and exchanging stockholders holding at least 80% of the remaining shares of the Company (not held by Amper) executing an Exchange Agreement. Such conditions may be waived by Amper in its sole discretion.

Effects on Our Directors and Executive Officers

As a result of the Reverse Stock Split, directors and officers who hold less than 10,000 shares will be cashed-out at the same $0.65 per share price and will no longer own any equity in the Company. Directors and officers (none of which are affiliated with Amper) who hold more than 10,000 shares and who are accredited investors will continue as stockholders and will be entitled to participate in the Exchange Agreements with Amper. We estimate that our directors and executive officers will decrease their collective beneficial ownership of our common stock from approximately 1.9% to 1.0% as a result of the Reverse Stock Split. See the information under the caption “Information About the Company – Interests of Our Executive Officers and Directors in the Reverse Stock Split” in this information statement.

Effects on Amper

As a result of the Reverse Stock Split and the Exchange Agreements, assuming all remaining unaffiliated stockholders who are accredited investors enter into Exchange Agreements, we estimate that Amper will increase its aggregate beneficial ownership of our common stock from approximately 85% to approximately 97%. Since the Company only has common stock outstanding, Amper’s interest in the net book value and net earnings (loss) of the Company will increase from approximately 85% to approximately 97%, assuming all continuing stockholders enter into Exchange Agreements. As of September 30, 2011, the net book value per share was $0.3346 and net losses attributable to eLandia was ($2,841,000). In addition, due to the net losses experienced by the Company in 2009 and 2010 and prior years, Amper is expected to benefit from the Company’s future use of any accrued operating loss carryforwards subject to the change of control rules set forth in Section 382 of the Internal Revenue Code. See the information under the caption “Information About Other Filing Persons – Interests of Amper in the Reverse Stock Split” in this information statement.

Effects on Option Holders

Based upon the Reverse Stock Split ratio of 1-for-10,000, proportionate adjustments will be required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding stock options granted under our equity incentive plans (the “Plans”). This would result in approximately the same aggregate price being required to be paid under such options and approximately the same value of shares of common stock being delivered upon such exercise, immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of restricted stock awards will be similarly adjusted, subject to our treatment of fractional shares. The number of shares reserved for issuance pursuant to our Plans will be proportionately adjusted based upon the Reverse Stock Split ratio, subject to our treatment of fractional shares. All other terms and conditions of the options will continue to be governed by the Plans.

Subject to approval by the holders of options under the Plans, Amper has proposed to exchange their options to purchase our common stock for options to purchase Amper shares. Pursuant to such proposal, holders of options shall be entitled to convert such options into options to purchase Amper stock based on an exchange ratio of 0.1265 Amper share for each share of common stock of the Company. The exercise price of options to purchase Amper stock shall be 2.55 euros per share. Holders of vested options will be required to hold such options for a period of one year prior to exercise. Holders of unvested options will continue to be subject to the same or similar vesting provisions. All other terms of such options shall be subject to approval by Amper and the holders of options.

Fairness of the Reverse Stock Split and the Exchange Agreements

In General

For the reasons discussed below, the board of directors and the special committee unanimously determined that the Reverse Stock Split and the transactions contemplated by the Exchange Agreements are fair to all of our unaffiliated stockholders, both in terms of its form and the consideration being offered. Furthermore, the board of directors and the special committee unanimously concluded that the Reverse Stock Split is in the best interests of the Company and is substantively and procedurally fair to the Company’s unaffiliated stockholders, regardless of whether such stockholders will be cashed out or will be continuing stockholders.

Potential Conflicts of Interest

Stockholders of the Company should be aware that there are approximately four stockholders that currently own approximately 93.5% of the issued and outstanding shares of the Company, each of which is expected to be a continuing stockholder. The one stockholder that authorized the consent action that approved the Reverse Stock Split, Amper, S.A., with 150,745,913 shares holds 85% of our issued and outstanding common stock, will be a continuing stockholder. In addition, Pete R. Pizarro, the Company’s Chairman of the Board, with beneficial ownership of 1,902,103 shares representing a 1.1% interest in the issued and outstanding common stock, and Harley L. Rollins, the Company’s Chief Executive Officer and Chief Financial Officer, with beneficial ownership of 658,404 shares representing a 0.4% interest in our issued and outstanding common stock, will be continuing stockholders. Stanford International Bank Ltd., our former principal stockholder and lender, with beneficial ownership of 12,364,377 shares, representing a 7.0% interest in our issued and outstanding common stock, will be a continuing stockholder. Together these above persons own 93.5% of our issued and outstanding common stock. Because of such ownership, such persons may have interests in the Reverse Stock Split that are different from the interests of the stockholders which are to be cashed out as well as the unaffiliated continuing stockholders.

Our officers, directors and 10% and greater stockholders will experience certain advantages, in that they will be relieved of certain SEC reporting requirements and “short-swing trading” provisions making them liable to recovery of “short-swing profits” under Section 16 of the Exchange Act, and persons acquiring more than 5% of our common stock will no longer be required to report their beneficial ownership under the Exchange Act. Furthermore, information regarding their compensation and stock ownership will no longer be publicly available. In addition, by deregistering our common stock under the Exchange Act, the Company will no longer be subject to the SOX provisions, including personal attestation by the officers about accounting controls and procedures, potential criminal liability regarding the disclosure by the Company and restrictions on lending.

Independent Directors

Messrs. Fernandez, Temares and Medina, the members of our special committee, were asked to undertake deliberation of the proposed Reverse Stock Split transaction separately from our board of directors, and after consideration make a recommendation to the board of directors of whether the full board should approve the transaction. These individuals are considered “independent” as the term is defined under SEC Exchange Act rule 10A-3, and each of them also qualifies as “independent” within the meaning of Rule 5605(a)(2) of the NASDAQ Stock Market listing requirements, which while the Company is not listed on NASDAQ, is used for purposes of evaluating director independence.

Approval of Stockholder by Consent

The Reverse Stock Split was approved by Amper, the stockholder holding a majority interest in the issued and outstanding shares of our common stock. No further approval is required by the stockholders. The DGCL does not require the approval of at least a majority of the Company’s unaffiliated stockholders for the Reverse Stock Split or the amendment to our amended and restated certificate of incorporation. In the opinion of the special committee and the board of directors, conditioning the approval of the Reverse Stock Split and its related actions on the approval of the smaller stockholders would not reflect their collective judgment because, based on past experience of the Company, it would be unlikely that a large number of such stockholders would vote, in person or by proxy. Moreover, because the one stockholder who holds 85% of the issued and outstanding common stock has approved the action and because it would be expected that the management persons would vote in favor of the transaction, aggregating together approximately 87% of the issued and outstanding common stock, the aggregate decision of the stockholders pursuant to Delaware law is a foregone conclusion.

Approval of the Special Committee

The special committee fully reviewed and considered the terms, purpose, alternatives and effects of the Reverse Stock Split, and determined that the Reverse Stock Split is in the best interests of the Company and is substantively and procedurally fair to each group of affiliate and unaffiliated stockholders of the Company, including the unaffiliated stockholders which will be cashed out, who, individually, will receive cash in lieu of fractional shares fewer than one whole share and the unaffiliated continuing stockholders, individually, who will remain stockholders of the Company after the Reverse Stock Split. The special committee recommended that our board of directors approve the Reverse Stock Split. After deliberation, our board of directors unanimously approved the Reverse Stock Split as in the best interests of the Company and that it is substantively and procedurally fair to the stockholders.

The board of directors believes that it has a fiduciary responsibility to all Company stockholders. In upholding its fiduciary responsibility to all Company stockholders, the board of directors reviewed and considered the terms, alternatives, and effects of the Reverse Stock Split as to each of the stockholders to be cashed out, the continuing stockholders, and the Company.

The special committee and our board of directors also noted that this Information Statement, along with our other filings of the Company with the SEC, provide a great deal of information for unaffiliated stockholders to evaluate the Reverse Stock Split, and that no special provision for the review of our corporate files was necessary. The special committee and our board of directors noted as well that, subject to certain conditions, Delaware law already provides stockholders with the right to review the Company’s books and records.

The special committee and our board of directors also noted that, although the Reverse Stock Split will increase the percentage of our outstanding common stock held by our directors and executive officers by an immaterial amount and will increase the percentage of our outstanding common stock held by our controlling stockholder, these changes will not affect the control of the Company.

Cash Consideration

In determining the cash consideration to be paid to stockholders to be cashed out in connection the Reverse Stock Split, the special committee and after its recommendation, the board of directors, considered the fair market value of the Company taking into consideration the analyses provided by INTL Provident Group. Because the public trading market price was currently below that of the valuation determined by using these analyses and had consistently been below such price and because the trading volume has consistently been quite low relative to the number of shares outstanding, the special committee and our board of directors did not consider the historical market prices of the common stock as an appropriate way to value the common stock. The special committee and the board of directors did not make any independent analysis with respect to the valuation of the common stock.

Factors Considered in Determining Fairness

The special committee and the board of directors also considered the factors below in reaching their conclusions as to the overall substantive fairness of the Reverse Stock Split to the Company’s unaffiliated stockholders. The factors discussed below do not represent an exhaustive list, but do reflect the factors that the special committee and the board of directors considered to be material. Although the board of directors did not assign specific weight to any of the following factors, they did place emphasis on the opportunity for unaffiliated stockholders to accept the $0.65 cash out value which is at a significant premium to the trading values of our common stock prior to the public announcement of our intention to undertake the Reverse Stock Split and going-private transaction, and the current increased market value as of January 17, 2012 and March 20, 2012, and the fact that the proposed cash out payment and the consideration to be offered to unaffiliated continuing holders pursuant to the Exchange Agreements was determined to be fair to the unaffiliated stockholders, from a financial point of view, by INTL Provident Group. After weighing the substantive benefits and disadvantages, the special committee, and afterwards, the board of directors, considered, on balance the Reverse Stock Split was fair to the unaffiliated stockholders.

Supportive Factors

In reaching the determinations and recommendations described above, the special committee relied upon a number of factors that affirmatively supported these determinations and recommendations. The special committee believed that these factors supported its conclusion that the Reverse Stock Split and the related transactions, are fair to and in the best interests of the company’s stockholders (other than Amper). These factors include but are not limited to, the following:

Offer Price. The special committee evaluated the consideration to be paid to stockholders who will be cashed-out in the Reverse Stock Split and the consideration to be offered to remaining stockholders following the Reverse Stock Split pursuant to the Exchange Agreements. The special committee considered:

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the fact that the $0.65 per share price represents a 550.0% premium to the $0.10 trading price at which common stock closed on November 8, 2011 (the last trading date prior to our announcement of our intention to undertake the Reverse Stock Split and going-private transaction);

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the fact that the $0.65 per share consideration implies a premium of 160%, 1,525% and 400%, respectively, to the Company’s common stock price on November 7, 2011, November 2, 2011 and October 7, 2011, respectively;

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the fact that the above described premiums are substantially higher than premiums over current market prices paid in other similar transactions as identified by INTL Provident Group in its Precedent Transactions Analyses involving strategic buyers in the I/T solutions and telecom industries since October 2, 2007;

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that there are no indications that, without effecting the Reverse Stock Split, the market price of our common stock would meet or exceed the consideration being offered at any time in the foreseeable future if there was no Reverse Stock Split;

•	the fact that there is no financing contingency to close the transaction; and

•	the special committee’s belief that it had obtained Amper’s best and final offer, and that $0.65 per share represented the highest per share consideration reasonably attainable.

Financial Analysis and Opinion of INTL Provident Group. The special committee considered:

•	the financial analyses reviewed and discussed with the special committee by representatives of INTL Provident Group;

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the oral opinion of INTL Provident Group delivered on March 20, 2012 (which was subsequently confirmed in writing by delivery of INTL Provident Group’s written opinion) to the effect that consideration of: (i) $0.65 per pre-split share is fair, from a financial point of view, to holders of shares of common stock who will receive cash payments for their pre-split shares and will not be continuing stockholders, and (ii) (A) 0.1265 shares of Amper stock, or (B) cash equal to the number of Amper shares referred to in the preceding item (A) multiplied by 3.68 euros, in exchange for each share of our common stock held by continuing stockholders immediately prior to the reverse stock split, is fair, from a financial point of view, to holders of shares of common stock who exchange their shares pursuant to the Exchange Agreements; and

•	the fact that $0.65 was within the implied aggregated ranges of values per share of common stock and was considered fair from a financial point of view by INTL Provident Group.

The Company will accrue significant cost and time savings. By reducing the Company’s number of stockholders of record to less than 300 and deregistering our common stock under the Exchange Act as intended, based on historical expenses, the Company expects to save (i) approximately $1,500,000 per year in professional fees and expenses for the preparation and filing of reports required by the Exchange Act, (ii) approximately $400,000 per year in other professional services, and (iii) approximately $1,200,000 per year in other costs related to being a publicly reporting company, such as Edgarization and XBRL costs, printing and mailing costs, transfer agent expenses, director fees, premiums for directors and officers insurance, expenses for compliance with the internal control and procedure requirements associated with SOX, the Dodd-Frank Act and other regulatory compliance issues applicable to public companies, and internal personnel expenses. The termination of the Company's public reporting obligations will also alleviate a significant amount of time and effort previously required of the Company’s executive officer and accounting staff in preparing and reviewing the periodic reports and filings required of public companies under the Exchange Act and the pressure and expense of hiring staff to satisfy the regulatory reporting requirements, United States GAAP reporting requirements, and investor relations.

Financial and Business Information. The special committee considered our current and historical financial condition, outstanding debt levels, results of operations, competitive position, business, prospects and strategic objectives, including potential risks involved in achieving the prospects and objectives, and the current and expected condition in the general economy and in the information and communications technology industry, including the potential impact of these conditions in achieving the prospects and objectives. The special committee considered that during 2010, 2011 and, to date, in 2012, despite efforts to reduce expenses and integrate and expand businesses lines, we experienced losses from operations and negative cash flows. The special committee also considered the significant capital that would likely be required to improve our business and the concern regarding available alternatives to finance these capital expenditures.

Management Forecasts. The special committee considered the financial projections for fiscal years 2012 through 2015 prepared by our management. For further information regarding the financial projections prepared by our management, see “Special Factors – Summary of Fairness Opinion” and “Special Factors – Projections Considered by INTL Provident Group.”

Absence of Strategic Alternatives. In making the determination to proceed with the Reverse Stock Split, the board and the special committee evaluated other strategic alternatives. As discussed below, the board and the special committee ultimately rejected the alternatives to the Reverse Stock Split because the board and the special committee believed that the Reverse Stock Split would be the simplest and most cost-effective approach to achieve the purposes described in this information statement. These alternatives were:

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Third-party tender offer. The board and the special committee considered a going-private transaction by means of a third-party tender offer. However, no third-parties expressed an interest in participating in a going-private transaction with respect to our company.

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Asset sale or business combination. From February 2009 through May 2010 when we entered into the Strategic Alliance Agreement with Amper, our board of directors considered selling substantially all of our assets or stock or undertaking another type of business combination. During this period, the board of directors solicited third-parties for indications of interest of a proposed asset sale or similar transaction. However, no third-parties expressed an interest in participating in an asset sale or other business combination with the Company during that period except for a value per share to eLandia stockholders that was substantially less than that provided by Amper. Following the transactions with Amper, the alternative of an asset or stock sale was no longer feasible as Amper, which controls approximately 85% of our outstanding common stock, could decide against any such transaction.

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Maintaining the status quo. The board and the special committee also considered taking no action to reduce the number of our stockholders and therefore remaining a public company. However, due to the significant and increasing costs of being public, the board and the special committee believed that maintaining the status quo would be detrimental to all of our stockholders. We would continue to incur the costs of being a public company without realizing many of the benefits of public company status. Furthermore, the board and the special committee believed that stockholders may not have been able to efficiently liquidate their investment in us in the foreseeable future. Finally, we have relied on funding from Amper in the form of both equity and debt financing in order to operate our business; there was no assurance this funding would continue to be available or, if available, would be on terms that would permit us to operate profitably.

Liquidity. The special committee considered the historical market prices of our common stock as quoted on the OTC Bulletin Board, which have fluctuated from $0.03 to $0.55 per share in the past twelve months on low and inconsistent volume, creating uncertainty and illiquidity for stockholders. The low and inconsistent volume in the trading market for our common stock, the absence of analyst coverage of us and our inability to access the public capital markets indicate that our stockholders are not receiving the typical benefits of public company stock ownership. The Reverse Stock Split and the deregistration of our common stock are expected to provide stockholders with an efficient mechanism to liquidate their equity interest at a fair price for their shares and without a broker’s commission. Based on information available to us, we estimate that we presently have an aggregate of approximately 382 record holders of our common stock and approximately 1,140 beneficial holders of our common stock. We estimate that approximately 1,070 of our beneficial holders own fewer than 10,000 shares each. In the aggregate, the shares held by these small holders comprise less than 6% of our outstanding shares of common stock, but represented approximately 97.8% of our total number of beneficial holders. In addition, larger stockholders who are accredited investors and hold more than 10,000 shares will have an opportunity to liquidate their holdings pursuant to the Exchange Agreements. Accordingly, the transactions contemplated by the Exchange Agreements provide liquidity opportunities for our unaffiliated stockholders who are accredited investors.

Potential Disadvantages to Stockholders of Reverse Stock Split

No Participation in Our Future. Stockholders owning fewer than 10,000 shares of common stock immediately prior to the effectiveness of the Reverse Stock Split will, after giving effect to the Reverse Stock Split, no longer have any equity interest in us and therefore will not participate in our future potential earnings or growth. It is expected that all but approximately 80 beneficial holders will be fully cashed out in the Reverse Stock Split. It will be difficult or impossible for cashed out stockholders to re-acquire an equity interest in us unless they purchase an interest from the remaining stockholders or an active public market for the common stock develops, which the board and the special committee believe is unlikely.

The Reverse Stock Split will require stockholders who own fewer than 10,000 shares of common stock to surrender their shares for a cash payment of $0.65 per pre-split share. These stockholders will not have the ability to continue to hold their shares. The ownership interest of these stockholders will be terminated as a result of the Reverse Stock Split.

Reduced Information for Remaining Holders. Potential disadvantages to certain of our stockholders who will remain as stockholders after the Reverse Stock Split who do not sell their shares pursuant to the Exchange Agreements include reduced disclosure of information about us and lack of a liquid market for their common stock, other than the liquidity provided through the Exchange Agreements that will be made to these stockholders by Amper following the Reverse Stock Split. When the Reverse Stock Split is effected, we intend to terminate the registration of our common stock under the Securities Exchange Act of 1934. As a result of the termination, we will no longer be subject to the periodic reporting requirements of the Securities Exchange Act of 1934 or the proxy rules thereunder. Termination of our registration under the Securities Exchange Act of 1934 will substantially reduce the information which we will be required to furnish to our stockholders. After we become a non-reporting, privately-held company, our stockholders will have access to our corporate books and records only to the extent provided by the DGCL or required by our directors’ and officers’ fiduciary duties to us and our stockholders. Any documents provided to our continuing stockholders may not be as detailed or extensive as the information we currently file with the Commission and deliver to stockholders.

Termination of our registration under the Securities Exchange Act of 1934 also will make many of the provisions of the Securities Exchange Act of 1934 intended to protect investors no longer applicable to us, including the short- swing profit provisions of Section 16 and the stock ownership reporting rules under Section 13. In addition, upon termination of our registration, we will no longer file periodic reports with the Commission, including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, and we will not be subject to the Commission’s proxy rules.

Accordingly, you will have access to much less information about us once we are a private company than you currently have. Moreover, once we are private, we do not intend to make available to our stockholders any financial or other information about us that is not required by law.

Under the DGCL, after the Reverse Stock Split, stockholders will be entitled to, with written demand, (i) the Company’s stock ledger, (ii) a list of stockholders, and (iii) the Company’s other books and records. Other than to satisfy these requirements and any other information obligations as may be required by law, we do not anticipate issuing any financial or other reports to stockholders after we deregister our common stock.

Tax Treatment. For those stockholders who receive a cash payment as a result of the Reverse Stock Split, their receipt of cash will be a taxable transaction for United States federal income tax purposes and may be taxable for state, local, foreign and other tax purposes as well. Amounts received may result in capital gains or losses depending on their situation. For our continuing stockholders who retain their common stock immediately following the Reverse Stock Split without the receipt of a cash payment and will be exchanging their shares pursuant to the Exchange Agreements, their receipt of the Amper shares will be a taxable transaction for United States federal income tax purposes and may be taxable for state, local, foreign and other tax purposes as well. See the information under the caption “Federal Income Tax Consequences of the Reverse Stock Split” in this information statement. You are urged to consult with your own tax advisor regarding the tax consequences of the Reverse Stock Split in light of your particular circumstances, including under any applicable state and local tax laws.

Governance Matters. As a result of the Reverse Stock Split, we estimate that Amper will increase its aggregate beneficial ownership of our common stock from approximately 85% to approximately 89%. This increase in the concentration of our equity ownership will enable Amper to continue to cause the election of each member of our board. Accordingly, our unaffiliated stockholders who remain stockholders after the consummation of the Reverse Stock Split and who do not sell their shares pursuant to the Exchange Agreements will have little or no ability to affect the constitution of the board. As a private company, we will no longer be subject to the corporate governance standards set forth in the rules of the Commission, including rules related to director independence, related party transactions, maintenance of a code of ethics and the requirement that we have an independent audit committee. Many of these rules were set up with the objective of protecting unaffiliated holders of a company’s stock from conflicts of interest between a company and its affiliates. Once we are private, we will no longer be subject to such rules, although our board and officers will continue to be subject to their fiduciary obligations under state law.

Potential Reinstatement of Reporting Obligations. The intended effect of the Reverse Stock Split is to reduce the number of record holders of our common stock to fewer than 300. This will make us eligible to terminate the registration of our common stock under Section 12(g) of the Exchange Act. We expect to reduce the number of our record holders to approximately 41 as a result of the Reverse Stock Split. However, if the Reverse Stock Split does not have the intended effect, or if the number of stockholders rises to 500 or more after the consummation of the Reverse Stock Split for any reason, we may once again be subject to the periodic reporting obligations under the Exchange Act and the Commission’s proxy rules, which would negate much, if not all, of the savings intended to be accomplished through the Reverse Stock Split.

No Appraisal Rights. Stockholders will not be entitled to appraisal or dissenters’ rights under the DGCL in connection with the transaction.

Lack of Liquidity for Remaining Stockholders. The market for our common stock will be illiquid or non-existent following the Reverse Stock Split. Accordingly, remaining stockholders following the Reverse Stock Split will not have a readily available means to liquidate their holdings other than through participation in the Exchange Agreements.

Potential Detrimental Effects to Us. Apart from the consideration to be paid to stockholders who are cashed-out in the Reverse Stock Split, completion of the Reverse Stock Split is expected to require approximately $500,000 of additional cash for advisory, legal, financial, accounting, printing and other fees and costs related to the transaction. We will pay these fees and costs related to the transaction out of our cash reserves.

In addition, the reduction in publicly available information about our company will make it more difficult for vendors and customers to review our creditworthiness and may, consequently, affect our business. Being a private company will also result in reduced flexibility for us to use public securities in attracting and retaining executives and other employees and will decrease our ability to use stock to acquire other companies.

Factors Not Considered

The special committee did not consider a number of factors that might, under certain circumstances, have been relevant to assessing fairness. For example:

•	We have not previously repurchased shares of our common stock, and therefore the special committee could not consider any such repurchases as the basis for fairness.

•

The special committee also did not assign any weight to our liquidation value. The liquidation process would involve additional legal fees, costs of sale and other expenses, and, as a result, the board and the special committee believed that our liquidation value would be less than the cash-out price of $0.65 per pre-split share. In addition, the special committee did not believe the liquidation value to be meaningful because the company is an active business and the board has not considered a liquidation as a potential strategic alternative.

•

Other than the contribution agreement transaction with Amper and the offer from the private equity firm described below, the special committee did not consider firm offers made by unaffiliated persons during the last two years to acquire all or a substantial part of our company by merger, asset sale, acquisition of a controlling block of securities or otherwise, as no such offers were made during the last two years to the knowledge of the special committee.

•

During the two year period prior to the consummation of the contribution agreement transaction with Amper, management of the Company broadly sought offers from third parties regarding an investment in or sale of the Company. The contribution agreement transaction with Amper was a result of this process. In addition, a private equity firm made an offer to make an investment in the Company. The special committee did not consider the contribution agreement transaction consummated with Amper on March 31, 2011, subject to certain closing documents being held in escrow and ultimately released on May 31, 2011, or the offer from the private equity firm as the per share value of those transactions would be less than the cash-out price of $0.65 per pre-split share.

•

The special committee did not consider our net book value because it was not considered by the special committee to be meaningful or relevant for evaluating the fairness of the transaction. Net book value was not considered relevant because it is an accounting measure better equipped to reflect historical costs rather than to evaluate current value.

Fairness determination

On March 20, 2012, upon recommendation of the special committee, the board determined that the Reverse Stock Split is fair to the unaffiliated stockholders.

Procedural Fairness

Following consultation with, and upon the recommendation of, the special committee, the board determined that the Reverse Stock Split is procedurally fair to all unaffiliated stockholders, including stockholders who will receive cash payments in connection with the Reverse Stock Split or the subsequent Exchange Agreement as well as stockholders who will retain an equity interest in us. In reaching this conclusion, the board determined that its receipt of an opinion from INTL Provident Group was a critical procedural safeguard protecting the interests of all unaffiliated stockholders. On March 20, 2012, INTL Provident Group provided an opinion with respect to the fairness, from a financial point of view, of the consideration to be paid to the holders of shares of our common stock who will receive cash payments for their pre-split shares and will not be continuing stockholders and the fairness, from a financial point of view, of the consideration to be offered to remaining unaffiliated stockholders who are accredited investors pursuant to the Exchange Agreements. We did not have any relationship with INTL Provident Group prior to this transaction. INTL Provident Group is an investment banking firm that provides mergers and acquisitions, private placement and financial advisory services.

With respect to holders that are not cashed out as a result of the Reverse Stock Split, the board relied on the requirement in the Exchange Agreements that Amper offer such holders the same price that is paid to holders who are cashed-out as a result of the Reverse Stock Split to conclude that the transaction is procedurally fair to the stockholders who remain following the Reverse Stock Split.

The Reverse Stock Split was approved by the stockholder holding 85% of the issued and outstanding shares of our common stock. The DGCL does not require the approval of at least a majority of the Company’s unaffiliated stockholders for the Reverse Stock Split or the amendment to our amended and restated certificate of incorporation. In the opinion of the special committee and the board of directors, conditioning the approval of the Reverse Stock Split and its related actions on the approval of the smaller stockholders would not reflect their collective judgment because, based on past experience of the Company, it would be unlikely that a large number of such stockholders would vote, in person or by proxy. Moreover, because the one stockholder who holds 85% of the issued and outstanding common stock has approved the action and because it would be expected that the management persons would vote in favor of the transaction, aggregating together approximately 87% of the issued and outstanding common stock, the aggregate decision of the stockholders pursuant to Delaware law is a foregone conclusion.

The board also did not retain an unaffiliated representative to act solely on behalf of the unaffiliated stockholders. Retaining an unaffiliated representative on behalf of the unaffiliated stockholders would be an added expense of the Reverse Stock Split and would not affect the outcome of the transaction because a majority vote of the unaffiliated stockholders is not required under applicable law. The board also did not retain an unaffiliated representative because the special committee was formed to protect the interests of the unaffiliated stockholders. The board believes the special committee, comprised entirely of independent directors, conducted robust negotiations with Amper in setting the terms, including the price to be paid to stockholders, of the Exchange Agreements. In addition, one of the main purposes of engaging INTL Provident Group was to provide independent, expert advice to the special committee in approving a price that would be fair to our unaffiliated stockholders.

The board has not granted unaffiliated stockholders access to our corporate files, except as required by the DGCL, nor has it extended the right to retain counsel or appraisal services at our expense. With respect to unaffiliated stockholders’ access to our corporate files, the board believes that this information statement, together with our other filings with the Commission, provide adequate information for unaffiliated stockholders. The board also considered the fact that under the DGCL and subject to specified conditions set forth under Delaware law, stockholders have the right to review our relevant books and records of account. In deciding not to adopt these additional procedures, the board also took into account factors such as our size and financial capacity and the costs of such procedures.

The board determined that the process leading up to the approval of the Reverse Stock Split was procedurally fair to the stockholders because of the structural fairness of the Reverse Stock Split and the safeguards that the board put into place. The critical procedural safeguards that the board used were (i) the formation of the special committee comprised of independent directors to evaluate and make a recommendation to the full board regarding the going private transaction, (ii) the special committee’s engagement of independent counsel to advise it on legal matters and (iii) the special committee’s engagement of INTL Provident Group to render an opinion as to the fairness, from a financial point of view, of the consideration to be paid to our unaffiliated stockholders.

This discussion of the information and factors considered by the board is not intended to be exhaustive and may not include all of the factors considered. In reaching its determination to approve and recommend the Reverse Stock Split, the board did not quantify or assign any relative or specific weights to the various factors that it considered in reaching its determination that the Reverse Stock Split is advisable and in our best interest and the best interest of our unaffiliated stockholders. Rather, the board viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it.

Reasons for the Approval by the Board of Directors

In addition to the factors described above, the board considered numerous factors in approving the Reverse Stock Split and the related transactions, including:

•	the recommendation of the special committee regarding the Reverse Stock Split, based on the analysis and factors described herein which were adopted by the board;

•

the special committee having received from its independent financial adviser, INTL Provident Group, an oral opinion on March 20, 2012 (which was subsequently confirmed in writing by delivery of INTL Provident Group’s written opinion) with respect to the fairness, from a financial point of view, to holders of shares of common stock who will receive cash payments for their pre-split shares and will not be continuing stockholders, and the consideration to be offered to unaffiliated continuing holders pursuant to the Exchange Agreements; and

•	the price and the terms and conditions of the Exchange Agreements were the result of what the board believed were robust negotiations between the special committee and Amper.

Position of Other Filing Person as to Fairness of the Reverse Stock Split and the Exchange Agreements

Under SEC rules governing “going-private” transactions, Amper is required to express its beliefs as to the fairness of the Reverse Stock Split and the transactions contemplated by the Exchange Agreements are fair to all of our unaffiliated stockholders. Amper is making the statements included in this section solely for purposes of complying with Rule 13e-3 and related rules and regulations under the Exchange Act. Amper believes that the Reverse Stock Split and the transactions contemplated by the Exchange Agreements are fair to the Company’s unaffiliated shareholders on the basis of the factors described in “Fairness of the Reverse Stock Split and the Exchange Agreements” and “Factors Considered in Determining Fairness” and the additional factors described below. However, the views of Amper as to the fairness of the Reverse Stock Split and the transactions contemplated by the Exchange Agreements should not be construed as a recommendation to any Company stockholder regarding the transactions.

Based on, among other things, the factors considered by, and the analysis and resulting conclusions of, the board of directors and the special committee discussed in “Fairness of the Reverse Stock Split and the Exchange Agreements,” “Factors Considered in Determining Fairness,” and “Reasons for the Approval by the Board of Directors,” (which analysis and resulting conclusions Amper adopts), Amper believes that the Reverse Stock Split and the transactions contemplated by the Exchange Agreements are substantively fair to the Company's unaffiliated stockholders. In particular, Amper considered the following:

•	the financial presentations and analyses of INTL Provident Group;

•

the fact that the $0.65 per share price represented a premium of 160%, 1,525% and 400%, respectively, to the Company’s common stock price for the one-day, one-week and four-week trading averages of the Company’s common stock prior to the announcement of the Company’s intention to undertake the Reverse Stock Split;

•

the fact that the special committee determined, by the unanimous vote of all members of the special committee, and the board of directors of eLandia determined, that the Reverse Stock Split and the transactions contemplated by the Exchange Agreements are fair (both substantively and procedurally) to, and in the best interests of, the Company and its unaffiliated stockholders;

•	the fact that there has been only a limited and inconsistent public trading market for the Company’s common stock;

•

the fact that all of the Company’s stockholders who own less than 10,000 shares or who are accredited investors will have an opportunity to liquidate their holdings at a per share consideration of $0.65 pursuant to either the Reverse Stock Split or the Exchange Agreements without any brokerage costs; and

•	the significant capital required to improve the Company’s business and concern regarding available alternatives to finance these capital expenditures.

Amper believes the Reverse Stock Split and the transactions contemplated by the Exchange Agreements are procedurally fair to the Company’s unaffiliated stockholders based upon the following factors:

•

the fact that the special committee, consisting solely of directors who are not officers or employees of the Company and who are not affiliated with Amper, was given exclusive authority to, among other things, review, evaluate and negotiate the terms of the Reverse Stock Split and the Exchange Agreements, to decide not to recommend such transactions, and to consider alternatives;

•	the fact that the special committee retained its own financial adviser, which the special committee determined had no relationships that would compromise the independence of the special committee;

•

the fact that the special committee's independent financial advisor, INTL Provident Group, rendered an opinion to the special committee and to the Board that, as of March 20, 2012, and based upon and subject to the assumptions, procedures, factors, qualifications and other matters and limitations set forth in its opinion, the consideration to be paid to the unaffiliated stockholders pursuant to the Reverse Stock Split and the transactions contemplated by the Exchange Agreements was fair, from a financial point of view, to such holders, as more fully described below in “Summary of Fairness Opinion”; and

•	the fact that the special committee was deliberate in its process, taking more than six months to run a thorough process and to evaluate various alternatives.

The foregoing discussion of the information and factors considered by Amper in connection with the fairness of the Reverse Stock Split and the transactions contemplated by the Exchange Agreements is not intended to be exhaustive but is believed to include all material factors considered by Amper. Amper did not find it practicable to, and did not, quantify or otherwise attach relative weights to the foregoing factors in reaching its position as to the fairness of the Reverse Stock Split and the transactions contemplated by the Exchange Agreements. Rather, Amper reached its position as to the fairness of the Reverse Stock Split and the transactions contemplated by the Exchange Agreements after considering all of the foregoing as a whole. Amper believes these factors provide a reasonable basis upon which to form their position regarding the fairness of the Reverse Stock Split and the transactions contemplated by the Exchange Agreements to the Company’s unaffiliated stockholders.

Summary of Fairness Opinion

The Special Committee retained INTL Provident Group USA (“INTL Provident Group”) to act as its financial adviser in connection with the Special Committee’s consideration of the terms of the proposed going private transaction (the “Proposed Transaction”). On March 20, 2012, at a meeting of the Special Committee, subject to execution of the Exchange Agreements, INTL Provident Group rendered to the Special Committee an oral opinion, which was confirmed by delivery of a written opinion as of March 20, 2012, to the effect that, as of the date of the opinion, and based upon and subject to the limitations and assumptions set forth therein, the consideration to be received by the holders of the Company’s common stock (other than Amper, any executive officers and directors of eLandia who shall remain as such upon consummation of the Proposed Transaction and non-accredited investors holding more than 10,000 pre-split shares) pursuant to the Proposed Transaction is fair, from a financial point of view, to such holders.

The full text of INTL Provident Group’s written opinion dated March 20, 2012, which contains the assumptions made, procedures followed, matters considered and limitations on the review undertaken in connection with the opinion, is attached as Annex A to this information statement and is incorporated herein by reference. The summary of INTL Provident Group’s opinion in this information statement is qualified in its entirety by reference to the full text of the opinion.

In arriving at its opinion, INTL Provident Group, among other things:

•

reviewed publicly available financial information and other data with respect to eLandia, including its Annual Report on Form 10-K for the period ended December 31, 2010, Annual Report on Form 10-K/A (Amendment No. 1) for the period ended December 31, 2010, Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, including Forms 10-Q/A Amendment No. 1 for the periods ended June 30, 2011 and September 30, 2011 and certain Current Reports on Form 8-K dated May 31, 2011, June 20, 2011 and November 2, 2011 and on Form 8-K/A dated May 31, 2011;

•	reviewed certain internal financial reports prepared by management of eLandia including estimates for 2011 and projections for 2012 to 2015;

•	inquired about and discussed with members of senior management of eLandia its past and current operations and financial condition and prospects;

•	inquired about and discussed with members of senior management of Amper and eLandia, Amper’s past, current and projected operations and financial conditions and prospects;

•	reviewed certain publicly available information related to Amper;

•	inquired about and discussed with members of senior management of eLandia the Proposed Transaction, including its strategic and financial benefits;

•	reviewed the historical market prices and trading activity of eLandia’s common stock;

•	analyzed eLandia’s implied valuation multiples;

•	reviewed certain financial information relating to Amper provided by eLandia, including certain projections for Amper for 2012 to 2015;

•	compared the Proposed Transaction with other certain publicly available transactions INTL Provident Group deemed relevant;

•	compared the Proposed Transaction consideration with the valuations of certain publicly traded companies INTL Provident Group deemed relevant;

•	compared the Proposed Transaction valuation with the valuation derived from eLandia’s projected future cash flows and terminal value discounted at a rate INTL Provident Group deemed appropriate;

•	compared the Proposed Transaction valuation with premia paid in other transactions deemed reasonably relevant to the Proposed Transaction and where such data were made public;

•	reviewed the draft of the Stock Purchase Agreement dated January 11, 2012 (the “Stock Purchase Agreement”), which is the form to be used for the “Exchange Agreements,” the Written Consent of the Majority of the Stockholders of eLandia dated March 20, 2012 (the “Written Consent”) the proposed change to the reverse split ratio set forth in the Revised Amper Proposal dated March 6, 2012, and the Resolution of a Special Meeting of the Board of Directors of eLandia held on March 20, 2012 (the “Resolution”) approving the Reverse Stock Split; and

•	performed such other analyses and examinations as INTL Provident Group deemed appropriate.

INTL Provident Group’s written opinion is addressed to the Special Committee. It is not a recommendation to the Special Committee as to whether it should approve the Proposed Transaction, nor does it constitute a recommendation as to whether the stockholders of the Company should take any other action with respect to the Proposed Transaction. INTL Provident Group was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision of the Company or the Special Committee to proceed with or effect the Proposed Transaction. INTL Provident Group does not express any opinion as to any aspect of the Proposed Transaction other than the fairness, from a financial point of view, of the consideration to the holders (other than Amper, any executive officers and directors of eLandia who shall remain as such upon consummation of the Proposed Transaction and non-accredited investors holding more than 10,000 pre-split shares) of the Company’s common stock. INTL Provident Group does not express any opinion on the amount or nature or any other aspect of any compensation payable to or received by any officers, directors or employees of the Company, or any parties to the Proposed Transaction or, any class of such persons, relative to the consideration to be received by the holders of the Company’s common stock (other than the non-affiliated stockholders described above) in the Proposed Transaction. eLandia’s stockholders may consider, in addition to all other information available to them, the information in INTL Provident Group’s opinion in their evaluation of the Proposed Transaction; however, INTL Provident Group’s opinion does not constitute a recommendation by INTL Provident Group to any person regarding the Proposed Transaction.

In conducting its review and analyses and rendering its opinion, INTL Provident Group assumed and relied upon, without independent verification, the accuracy and completeness of the information publicly available, supplied or otherwise made available to it by representatives and management of the Company for the purposes of its opinion, and further relied upon the assurances of the representatives and management of the Company that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the financial estimates, forecasts and projections and other data that were furnished or otherwise provided to INTL Provident Group, INTL Provident Group assumed that such forecasts and data were reasonably prepared on a basis reflecting the best currently available estimates and good faith judgments of the management of the Company and Amper as to those matters, and INTL Provident Group relied upon such financial forecasts and data in arriving at its opinion. INTL Provident Group expresses no opinion with respect to the financial forecasts and other data concerning the Company that were furnished or otherwise provided to INTL Provident Group or the assumptions upon which they were based. With respect to the estimated fiscal 2011 financial data provided to INTL Provident Group by Company management, INTL Provident Group assumed that the financial information has been prepared in accordance with accounting principles generally accepted in the United States of America and includes all adjustments considered necessary for a fair presentation of the financial condition, operating results and cash flows for the periods presented.

INTL Provident Group did not make any independent valuation or appraisal of the assets or properties or facilities of the Company or Amper, nor was it furnished with any such appraisals. INTL Provident Group assumed for purposes of its opinion that the Proposed Transaction will be consummated in accordance with the terms set forth in the final, executed Written Consent and the Resolution as well as the draft of the Stock Purchase Agreement. INTL Provident Group has further assumed that the Stock Purchase Agreements when executed will be identical in all material respects to the last draft thereof it has reviewed, without waiver of any material terms or conditions set forth in the Stock Purchase Agreement. INTL Provident Group further assumed that all material governmental, regulatory and other consents and approvals necessary to effect the Reverse Stock Split and for the consummation of the Proposed Transaction will be obtained without any effect on the Company or the Proposed Transaction meaningful to its analysis.

INTL Provident Group’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it, as of March 20, 2012. Subsequent developments may affect its opinion, and INTL Provident Group does not have any obligation to update, revise, or reaffirm its opinion.

The special committee retained INTL Provident Group based on its qualifications and expertise in providing financial advice and on its reputation as an internationally recognized investment banking firm. During the two years preceding the date of INTL Provident Group’s written opinion, INTL Provident Group had been engaged by, performed services for and received total compensation from the Company of $120,000 for a prior fairness opinion, dated January 17, 2012, related to the Proposed Transaction. Under the terms of INTL Provident Group’s engagement dated March 15, 2012, the Company has agreed to pay INTL Provident Group an aggregate fee of $50,000, which was paid following execution of the engagement letter. No part of INTL Provident Group’ s fee is contingent upon the consummation of the Proposed Transaction or conditioned upon the conclusions reached in the opinion. The Company has also agreed to reimburse INTL Provident Group for its out-of-pocket expenses (including fees and expenses of its legal counsel) reasonably incurred by it in connection with its services, and to indemnify INTL Provident Group for certain liabilities that may arise out of INTL Provident Group’s engagement. INTL Provident Group’s opinion was approved by its fairness committee.

INTL Provident Group’s opinion was one of the many factors considered by the Special Committee in evaluating the Proposed Transaction and should not be viewed as determinative of the views of the Special Committee with respect to the Proposed Transaction. The consideration was determined through robust negotiations between the Company and Amper and was recommended to the board of directors by the Special Committee and approved by the board of directors. INTL Provident Group did not recommend any specific amount of consideration to the Company or the Special Committee or that any specific amount of consideration constituted the only appropriate consideration for the Proposed Transaction.

Summary of INTL Provident Group’s Financial Analyses

The following is a summary of the material financial analyses presented by INTL Provident Group to the Special Committee in connection with rendering its opinion described above. INTL Provident Group conducted several financial analyses in the course of forming its opinion. The following summary, however, does not purport to be a complete description of the financial analyses performed by INTL Provident Group, nor does the order of the analyses described represent the relative importance or weight given to the various analyses performed by INTL Provident Group. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses performed by INTL Provident Group, the tables must be read together with the full text of each summary and are not alone a complete description of INTL Provident Group’s financial analyses. Considering the data set forth in the tables below without considering the narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of INTL Provident Group’s financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before March 20, 2012, and is not necessarily indicative of current market conditions.

All of INTL Provident Group’s analyses assumed eLandia would continue operating as a going concern and, accordingly, the going concern element is an integral component of the Discounted Cash Flow valuation and the other analyses of the Company. Therefore, a separate analysis based solely on the going concern value was not considered necessary. In conducting its analysis of eLandia, INTL Provident Group analyzed eLandia’s two business segments, the I/T Solutions segment (“I/T Solutions”) and the Telecom segment (“Telecom”), separately, and then aggregated the results.

Selected Comparable Company Analyses. INTL Provident Group reviewed and compared certain financial information for the Company’s I/T Solutions and Telecom segments to the corresponding financial information, ratios, and public market multiples for the following publicly traded companies:

I/T Solutions

•	CACI International Inc.

•	Cancom IT Systeme AG

•	CIBER, Inc.

•	Emtec Inc.

•	Engineering Ingegneria Informatica SpA

•	GFI Informatique S.A.

•	Ingram Micro Inc.

•	Itautec S.A.

•	Kantone Holdings Ltd.

•	PC Mall Inc.

•	Positivo Informática S.A.

•	Quintec S.A.

•	Softchoice Corp.

•	Sopra Group

•	SYNNEX Corp.

•	Tech Data Corp.

Telecom

•	Digital Telecommunications Phils Inc.

•	City Telecom HK Ltd.

•	Alaska Communications Systems Group

•	Jasmine International Public Co. Ltd.

•	Sri Lanka Telecom PLC

•	Mobile Telecommunications Company

•	Millicom International Cellular

•	Turkcell Iletisim Hizmetleri AS

•	Orascom Telecom Holding S.A.E.

•	MTN Group Ltd.

•	Reliance Communications Ltd.

•	Etihad Etsalat Company

INTL Provident Group selected these companies because, among other reasons, they are publicly traded companies with operations or businesses that, for purposes of the analyses, may be considered reasonably similar or comparable to those of the Company’s segments. INTL Provident Group believes that none of the selected companies is directly comparable to the Company or its segments. Accordingly, INTL Provident Group’s analyses of these selected publicly traded companies necessarily involved complex subjective considerations and judgments concerning the differences in financial and operating characteristics and other factors that would necessarily affect the analyses of the operating statistics and trading multiples of the selected publicly traded companies. In evaluating the comparable companies, INTL Provident Group made judgments and assumptions concerning industry performance; general business, economic, market and financial conditions; and other matters, many of which are beyond the control of the Company, such as the general economic conditions in the

Company’s markets; the potential impact of competition on the businesses of the Company and the industry generally; market growth; and the absence of any adverse material change in the financial condition and prospects of the Company or its markets or the financial markets in general. INTL Provident Group also made judgments as to the relative comparability of such companies to the Company and its segments as well as judgments as to the relative comparability of the various valuation parameters with respect to the companies. The numerical results may not in themselves be meaningful in analyzing the Proposed Transaction as compared to the comparable companies.

INTL Provident Group calculated and compared various financial multiples and ratios based on information it obtained from filings with the SEC, Capital IQ, and Bloomberg. The multiples for each of the selected companies were based on closing share prices on March 16, 2012 and the most recent filings with the SEC, Capital IQ, and Bloomberg. INTL Provident Group analyzed the following information for the selected companies:

•	EBIT and EBITDA margins for the latest twelve month period ending December 31, 2011 (the “LTM period”);

•	enterprise value as a multiple of Revenue for the LTM period, and projected 2012 Revenue, if available; and

•	enterprise value as a multiple of EBITDA for the LTM period, and projected 2012 EBITDA, if available.

INTL Provident Group then calculated the implied enterprise value, equity value and the implied price per share of the Company’s common stock by applying certain multiple ranges INTL Provident Group deemed relevant to the Company’s estimated 2011 and projected 2012 Revenue and EBITDA and deducting net debt, based on the information provided to INTL Provident Group by the Company’s management and adjusted for non-controlling interests. INTL Provident Group used certain adjusted multiple ranges of estimated 2011 and projected 2012 Revenue and EBITDA for the I/T Solutions and Telecom segments. These analyses implied the ranges of enterprise value, equity value and prices per share of the Company’s common stock for each of the Company’s segments and the combined valuation for the Company as set forth below (in US$ millions, except per share amounts. All Company statistics are estimated for 2011 and projected for 2012):

	Company Statistic	Relevant Multiple Range	Implied Enterprise Value Range	Implied Equity Value Range	Implied Equity Value / Share
I/T Solutions
Revenue (FY 2011)	$267.8	0.2x–0.3x	$53.6–$ 80.3	$20.3-$ 47.1
EBITDA (FY 2011)	$10.6	4.8x–7.1x	$50.8–$ 75.2	$17.6-$ 41.9
Revenue (FY 2012)	$308.1	0.2x–0.4x	$61.6–$123.2	$28.4-$ 90.0
EBITDA (FY 2012)	$11.7	4.7x–5.8x	$55.1–$ 68.0	$21.9-$ 34.8

Estimated Range – I/T Solutions				$22.0–$ 53.5

Telecom
Revenue (FY 2011)	$21.4	2.1x–2.5x	$45.0–$ 53.6	$42.2–$ 50.7
EBITDA (FY 2011)	$8.9	5.6x–6.1x	$49.6–$ 54.1	$46.8–$ 51.2
Revenue (FY 2012)	$26.7	1.9x–2.2x	$50.8–$ 58.8	$47.9–$ 55.9
EBITDA (FY 2012)	$8.1	4.9x–5.7x	$39.5–$ 45.9	$36.6–$ 43.1

Estimated Range – Telecom				$43.4–$50.2

Combined
I/T Solutions				$22.0–$ 53.5
Telecom				$43.4–$ 50.2

Total				$65.4–$103.7	$0.37–$0.58

To determine the equity valuations reflected above, INTL Provident Group deducted from the Implied Enterprise Value Ranges the Company’s net debt as of December 31, 2011 of $36.1 million, adjusted for non-controlling interests, and assumed that the Company had no excess cash. The Estimated Ranges for the I/T Solutions and the Telecom segments were calculated as the average of the Implied Equity Value Ranges based on Revenue and EBITDA multiples. The Total Implied Equity Value Range for eLandia was thus calculated as the sum of the Estimated Range for I/T Solutions and the Estimated Range for Telecom. For purposes of this analysis, INTL Provident Group assumed a diluted share count of 179.0 million, based on shares outstanding of 177.3 million and 1.6 million options expected to vest prior to, or as a result of, the Proposed Transaction.

Based on Selected Comparable Company Analyses, INTL Provident Group determined that the implied equity value per share of Company common stock ranged from approximately $0.37 to $0.58.

Precedent Transaction Analyses. INTL Provident Group analyzed selected transactions involving strategic buyers in the I/T solutions and telecom industries since October 2, 2007, based on publicly available information, SEC filings, Capital IQ, and Bloomberg. Not all acquisitions reported in the I/T Solutions and Telecom sectors provided transaction data. INTL Provident Group’s analyses reflect only those transactions that occurred during the analyses period and where values and multiples have been publicly disclosed.

Although INTL Provident Group analyzed the multiples implied by the selected transactions, none of these transactions or associated companies is identical to the Proposed Transaction, the Company or the Company’s segments. Accordingly, INTL Provident Group’s analyses of the selected transactions necessarily involved complex subjective considerations and judgments concerning the differences in financial and operating characteristics, the parties involved and terms of their transactions and other factors that would affect the implied value of the Company versus the values of the companies in the selected transactions. In evaluating the precedent transactions, INTL Provident Group made judgments and assumptions concerning industry performance; general business, economic, market and financial conditions and other matters. INTL Provident Group also made judgments as to the relative comparability of those companies to the Company and its segments and judgments as to the relative comparability of the various valuation parameters with respect to the companies.

Using publicly available information for these selected transactions, INTL Provident Group reviewed the consideration paid in the selected transactions and analyzed the enterprise values implied by such consideration as a multiple of Revenue and EBITDA, as available. The following table identifies the transactions selected for these analyses:

I/T Solutions Precedent Transactions

Date Announced	Acquirer / Target
11/01/11	Avent Integrated Resources / Pinnacle Data Systems
11/01/11	Presidio Networked Solutions Inc. / INX Inc.
10/03/11	Datalink Corp. / Midwave Corporation
08/08/11	Telecity Group plc / Data Electronics Group Limited
06/01/11	Schneider Electric España, S.A. / Telvent Git S.A.
04/04/11	Apax Partners LLP / Epicor Software Corporation
04/01/11	Perficient Inc. / Exervio Management Consulting, Inc.
12/23/10	Lotte Data Communication Company / Hyundai Information Technology Co., Ltd.
12/13/10	Perficient Inc. / speakTECH, Inc.
06/25/10	Sonda S.A. / Kaizen Consultoria E Servicos Em Informatica Ltda.
05/12/10	Glodyne Technoserve Limited / DecisionOne Corporation
04/29/10	Sonda S.A. / Soft Team Sistemas de Computao e Informatica Ltda.

Date Announced	Acquirer / Target
04/26/10	Open Text Corp. / Burntsand Inc.
04/24/10	Sonda S.A. / Telsinc Comércio De Equipamentos De Informática Ltda.
03/28/10	Edgewater Technology Inc. / Fullscope, Inc.
03/01/10	Perficient Inc. / Kerdock Consulting, LLC
01/05/10	Glodyne Technoserve Limited / Compulink Systems Ltd.
01/04/10	INX, Inc. / Marketware Technologies, Inc.
09/25/09	Platinum Equity II, L.P.; Platinum Equity, LLC / Pomeroy IT Solutions, Inc.
07/20/09	INX Inc. / AdvancedNetworX, Inc.
04/20/09	Oracle Corp. / Sun Microsystems Inc. (nka:Oracle America, Inc.)
04/16/09	Unify Corp. / AXS-One Inc.
03/24/09	Fugro Data Solutions Canada, Inc. / Divestco Inc., Archive and Technical Records Divisions
03/20/09	ICRA Techno Analytics Inc. / Sapphire International Inc.
02/02/09	GFI Solutions Group, Inc. / Fortsum Business Solutions Inc.
11/18/08	INX Inc. / NetTeks Technology Consultants, Inc.

11/13/07	Sopra Group / Compagnie d’Ingénierie Bancaire et Financière

10/02/07	GFI Informatique S.A. / BTD Group

Telecom Precedent Transactions

Date Announced	Acquirer / Target
08/01/11	Windstream Corporation / PAETEC Holding Corp.
04/11/11	Level 3 Communications Inc. / Global Crossing Ltd.
04/04/11	Otelco Inc. / Shoreham Telephone Company, Inc.
03/25/11	EarthLink Inc. / ITC^DeltaCom Inc.
02/14/11	EchoStar Satellite Services, L.L.C. / Hughes Communications, Inc.
12/02/10	Cable & Wireless Communications Plc / The Bahamas Telecommunications Company Ltd.
11/22/10	BigAir Group Limited (ASX:BGL) / Clever Communications Australia Limited
11/22/10	Telecomunicacoes de Sao Paulo S.A. / Vivo Participacoes S.A.
11/15/10	Unknown / Mediacom Communications Corporation
08/13/10	Boss Holdings Inc. / Aries Manufacturing Inc. (nka:Boss Tech Products, Inc)
01/13/10	PCTEL, Inc. / Sparco Technologies, Inc.
09/25/09	Platinum Equity II, L.P.; Platinum Equity, LLC / Pomeroy IT Solutions, Inc.
03/02/09	BCE, Inc. / InterTan Canada, Ltd.
12/03/08	Empresa Nacional de Telecomunicaciones S.A. / Cientec Computación S.A.

INTL Provident Group derived from the selected transactions a range of valuation ratios for the transactions. Based on these analyses, INTL Provident Group used a Revenue multiple range of 0.6x to 0.9x Revenue for I/T Solutions and 0.8x to 1.2x Revenue for Telecom. INTL Provident Group used an enterprise value to EBITDA multiple range of 8.1x to 12.4x for I/T Solutions and 4.5x to 6.5x for Telecom.

INTL Provident Group then calculated the implied enterprise value, implied equity value and implied price per share of the Company’s common stock by applying the relevant multiple ranges to each segment’s estimated 2011 Revenue and EBITDA, as applicable, net of non-controlling interests, deducting net debt and adding the results for the segments to achieve a combined Company valuation. These analyses implied the ranges of enterprise values, equity values and prices per share of Company common stock as set forth below (US$ millions, except per share amounts. All Company statistics are estimated for 2011):

	Company Statistic	Relevant Multiple Range	Implied Enterprise Value Range	Implied Equity Value Range	Implied Equity Value / Share
I/T Solutions
Revenue (FY 2011)	$267.8	0.6x–0.9x	$160.7–$241.0	$127.4–$207.8
EBITDA (FY 2011)	$10.6	8.1x–12.4x	$85.7–$131.3	$52.5–$ 98.0

Estimated Range – I/T Solutions				$90.0–$152.9

Telecom
Revenue (FY 2011)	$21.4	0.8x–1.2x	$17.2–$ 25.7	$14.3–$ 22.9
EBITDA (FY 2011)	$8.9	4.5x–6.5x	$39.9–$ 57.6	$37.0–$ 54.7

Estimated Range – Telecom				$25.6–$ 38.8

Combined
I/T Solutions				$90.0–$152.9
Telecom				$25.6–$ 38.8

Total				$115.6–$191.7	$0.65–$1.07

To determine equity valuations reflected above, INTL Provident Group deducted from the Implied Enterprise Value Ranges the Company’s net debt as of December 31, 2011 of $36.1 million, adjusted for non-controlling interests. INTL Provident Group assumed that the Company had no excess cash. INTL Provident Group also assumed a diluted share count of 179.0 million based on shares outstanding of 177.3 million and 1.6 million options expected to vest prior to, or as a result of, the Proposed Transaction.

Based on the Precedent Transaction Analyses, INTL Provident Group determined that the implied equity value per share of Company common stock ranged from approximately $0.65 to $1.07.

Discounted Cash Flow Analyses. INTL Provident Group performed discounted cash flow analyses of the Company’s I/T Solutions and Telecom segments using financial projections prepared by the Company’s management, and provided to INTL Provident Group, for 2012 through 2015. INTL Provident Group calculated a range of implied present values per share of Company common stock by discounting to present value as of March 20, 2012 (a) projections of each of the Company’s segments’ unlevered free cash flow for each of the years 2012 through 2015 and (b) terminal values for each of the Company’s segments as of December 31, 2015 derived through the use of the Gordon Growth Model, which uses the terminal period’s unlevered cash flow, a terminal growth rate and discount rate. For I/T Solutions, INTL Provident Group used a 5% terminal growth rate and a discount rate of 9.8%. For Telecom, INTL Provident Group used 1% for the terminal growth rate and a discount rate of 10.3%. INTL Provident Group calculated discount rates using a weighted average cost of capital methodology. These unlevered free cash flows and terminal values were then discounted to present value using discount rates ranging from 9.0% to 11.0% to arrive at an Implied Enterprise Value Range for each of the I/T Solutions and Telecom segments. To determine an implied range of equity values, INTL Provident Group deducted the Company’s net debt, adjusted for non-controlling interests, of $36.1 million as of December 31, 2011. INTL Provident Group assumed that the Company had no excess cash. For the purpose of this analysis, INTL Provident Group assumed a diluted share count of 179.0 million based on shares outstanding of 177.3 million and 1.6 million options expected to vest prior to, or as result of, the Proposed Transaction.

These Discounted Cash Flows analyses resulted in an implied per share equity value range of the Company of approximately $0.77 to $1.54.

Public Equity Trading Range. The closing prices of Company common stock traded over the counter during the 31-week period between the Company’s March 31, 2011 Contribution Agreement with Amper and November 8, 2011, the date immediately prior to the press release announcing the Proposed Transaction, ranged from $0.03 to $0.25 per share.

Other Considerations

INTL Provident Group also reviewed, for information purposes, certain other factors, including:

Premiums Paid Overview. INTL Provident Group reviewed available data from the sample used in the Precedent Transactions Analyses. Specifically, INTL Provident Group analyzed the acquisition price per share as a premium to the closing share price one day, one week and one month prior to the announcement of each precedent transaction. In the selected transactions, the median premium for I/T Services was 16.1%, 25.5% and 26.1% to the stock price one day, one week and one month, respectively, prior to announcement of each precedent transaction. The median premium for Telecom was 27.4%, 21.0% and 26.4% to the stock price one day, one week and one month, respectively, prior to announcement of each Telecom precedent transaction. The per share consideration in the Proposed Transaction implies a premium of 160%, 1,525% and 400%, respectively, to the Company’s common stock price one day, one week and one month prior to announcement. These premia as applied to the exchanging stockholders are subject to the fluctuations of the exchange rate of the euro to the US dollar from the time the exchange rate was agreed until such time as the exchanging stockholders are free to sell their New Shares.

General. The summary set forth above does not purport to be a complete description of the analyses or data presented by INTL Provident Group, but simply describes, in summary form, the material analyses that INTL Provident Group considered in connection with its opinion. The preparation of an opinion regarding fairness is a complex analytical process involving various subjective determinations and judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances, and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. The preparation of an opinion regarding fairness is not limited to a mathematical evaluation or weighing of the results of the individual analyses performed, but requires INTL Provident Group to exercise its professional judgment, based on its experience and expertise, in considering a wide variety of analyses taken as a whole. Each of the analyses conducted by INTL Provident Group was carried out in order to provide a different perspective on the financial terms of the Proposed Transaction and add to the information available to the Special Committee. INTL Provident Group did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion about the fairness of the Proposed Transaction consideration to be paid to the Non-Affiliated Stockholders of the Company’s common stock pursuant to the Proposed Transaction. Rather, in reaching its conclusion, INTL Provident Group considered the results of the analyses in toto and without placing particular reliance or weight on any particular analysis, and concluded that its analyses, taken as a whole, supported its determination.

In performing its analyses, INTL Provident Group made numerous assumptions with respect to industry performance, business and economic conditions and other matters. Accordingly, notwithstanding the separate factors summarized above, INTL Provident Group believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, may create an incomplete view of the evaluation process underlying its opinion. The analyses performed by INTL Provident Group are not necessarily indicative of future actual values or results, which may be significantly different than suggested by such analyses. The analyses do not purport to be appraisals or to reflect the prices at which the Company might actually be sold.

Projections Considered by INTL Provident Group

In connection with the preparation of financial analysis by INTL Provident Group for the special committee of our board of directors and the rendering of INTL Provident Group’s fairness opinion, INTL Provident Group was provided with certain non-public business and financial information of eLandia and its operating subsidiaries by management of each of eLandia and such subsidiaries during June and July of 2011. This information included projections of eLandia’s future operating performance, which did not give effect to a going-private transaction.

eLandia does not, as a matter of course, publicly disclose projections of future operating and/or financial performance. The projections were not prepared with a view to public disclosure and are included in this information statement only because such information was made available to INTL Provident Group, relied upon and used thereby. The projections were not prepared with a view to compliance with SEC requirements for public disclosures by companies subject to the reporting obligations of the Exchange Act and related rules and regulations, nor were they prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections. Neither eLandia’s independent registered public accounting firm nor any other independent accountants have examined or compiled the projections, nor have they expressed an opinion or any other form of assurance with respect thereto. The historical audited financial statements of eLandia incorporated by reference into this information statement relate to eLandia’s historical financial information and do not extend to the projections and should not be read to do so. While presented with numerical specificity, these projections reflect numerous assumptions, including, without limitation, eLandia’s future financial performance, sales projections, the current economy and business trends, and eLandia’s capital needs and strategic plans, made by management of eLandia and are subjective in many respects. In addition, factors such as future industry performance and general business, economic, regulatory, market and financial conditions, all of which are difficult to predict and beyond the control of management of eLandia, may cause the projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the projections will be realized, and actual results may be materially greater or less than those contained in the projections.

We do not intend to update or otherwise revise the projections or the calculations derived using such projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error or prove not to be true.

The projections that were provided to, relied upon and used by INTL Provident Group in its analyses and fairness opinion included estimates and forecasts for fiscal years ending December 31, 2011, 2012, 2013, 2014, and 2015. The chart below sets forth a summary of the estimates and forecasts provided to, relied upon and used by INTL Provident Group:

Management projections (US$)

Fiscal year ending December 31

	2011	2012	2013	2014	2015
Item
Revenue	$332,638.86	$372,174.71	$409,034.16	$444,835.67	$486,769.13
Cost of Revenue	$226,388.69	$249,634.33	$273,442.36	$297,005.57	$323,116.21
Gross Margin	$106,250.17	$122,540.38	$135,591.80	$147,830.10	$163,652.92
Operating Expenses	$95,454.08	$105,742.04	$113,456.87	$122,801.69	$133,418.81
Depreciation & Amortization	$8,259.26	$7,657.40	$7,182.87	$7,084.27	$7,152.27

EBITDA	$19,055.36	$24,455.74	$29,317.80	$32,112.69	$37,386.37

For additional information on INTL Provident Group’s analysis, please see “Summary of Fairness Opinion” in this information statement.

The projections described above are forward-looking statements. For information on factors that may cause eLandia’s future operating and financial results to materially vary, see “Forward-Looking Statements” in this information statement.

Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of certain United States federal income tax consequences relating to the Reverse Stock Split. It does not purport to be a complete discussion or analysis of all potential tax consequences that may apply to the Company and its stockholders, and it is not intended as tax advice to any person or entity.

ACCORDINGLY, YOU ARE STRONGLY URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDINGTHE TAX CONSEQUENCES OF THE PROPOSED REVERSE STOCK SPLIT, INCLUDING THEAPPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

In reviewing this discussion of federal income tax consequences, please be advised of the following:

•	This disclosure only addresses the United States federal income tax consequences to stockholders who hold their shares of common stock as a capital asset.

•

This disclosure does not address all of the federal income tax consequences that may be relevant to particular stockholders based upon their individual circumstances or to stockholders who are subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, foreign holders, tax exempt entities, REITS or holders who acquired their shares pursuant to the exercise of employee stock options or otherwise as compensation.

•

This disclosure is based upon the United States Internal Revenue Code of 1986, as amended (the “Code”), and the laws, regulations, rulings and decisions in effect as of the date of this information statement, all of which are subject to change, possibly with retroactive effect, and to differing interpretations.

•	This disclosure does not address the tax consequences to the Company's stockholders under state, local, and foreign laws.

•	The Company has not requested or received a tax opinion from legal counsel with respect to any of the matters discussed herein.

•

No rulings have been or will be requested from the Internal Revenue Service with respect to any of the matters discussed herein, and there can be no assurance that future legislation, regulations, administrative rulings or court decisions would not alter the consequences set forth below.

Federal Income Tax Consequences to the Company

The board of directors believes that the Reverse Stock Split will be treated as a tax-free “recapitalization” under Section 368(a)(1)(E) of the Code for federal income tax purposes. Accordingly, the Company will not recognize taxable income, gain, or loss in connection with the Reverse Stock Split.

Federal Income Tax Consequences to the Continuing Stockholders

The board of directors believes that the continuing stockholders receiving Amper shares pursuant to the Exchange Agreements, to the extent Amper elects to pay such continuing stockholders with Amper shares, will be treated as having sold or exchanged their common stock of the Company in a taxable transaction for federal income tax purposes. Such transactions will not qualify as a tax deferred reorganization under the Code. The tax treatment of a sale or exchange of stock is governed by Sections 1221 and 1222 of the Code and, depending on a stockholder’s specific circumstances, will be taxed as either: (i) a sale or exchange of the common stock of the

Company for the Amper shares with a fair market value equal to the stockholder’s adjusted tax basis in the common stock of the Company sold or exchanged, in which case no gain or loss is recognized; (ii) a sale or exchange of the common stock of the Company for the Amper shares with a fair market value in excess of the stockholder’s adjusted tax basis in the common stock sold or exchanged, in which case gain is recognized to the extent of such excess; or (iii) a sale or exchange of the common stock of the Company for the Amper shares with a fair market value less than the stockholder’s adjusted tax basis in the common stock sold or exchanged, in which case loss is recognized to the extent of such shortfall.

In the event Amper pays the continuing stockholders in cash, the board of directors believes the federal income tax consequences described below under the under the caption “Federal Income Tax Consequences to Stockholders to be Cashed Out” will apply.

Phantom Income

The Amper shares received by the stockholders in the sale or exchange cannot be completely disposed of for up to two years due to certain lock-up restrictions. As a result, a stockholder who has a taxable gain on the sale or exchange of the shares of common stock of the Company may have a federal income tax liability in excess of the dollar amount of Amper shares that the stockholder can dispose of for cash when the federal income tax is owed and will have to use other assets to pay the federal income tax due on the Amper shares received.

Capital Gain and Loss

For individuals, net capital gain (defined generally as total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months will generally be subject to tax at a rate not to exceed 15%. However, net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Also, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Federal Income Tax Consequences to Stockholders to be Cashed Out

The board of directors believes that for those stockholders to be cashed out receipt of cash in lieu of fractional shares of common stock pursuant to the Reverse Stock Split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a stockholder’s specific circumstances, will be taxed as either: (i) a sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s adjusted tax basis for the redeemed shares; or (ii) a cash distribution which is treated: (A) first, as a taxable dividend to the extent of the Company’s 2010 earnings and the Company’s accumulated earnings and profits; (B) then, as a tax-free return of capital to the extent of the stockholder's adjusted tax basis in the redeemed shares; and (C) finally, as gain from the sale or exchange of the redeemed shares.

Capital Gain and Loss

For individuals, net capital gain (defined generally as total capital gains in excess of capital losses for the year) recognized upon the sale of capital assets that have been held for more than 12 months will generally be subject to tax at a rate not to exceed 15%. However, net capital gain recognized from the sale of capital assets that have been held for 12 months or less will continue to be subject to tax at ordinary income tax rates. Also, capital gain recognized by a corporate taxpayer will continue to be subject to tax at the ordinary income tax rates applicable to corporations. There are limitations on the deductibility of capital losses.

Special Rate for Certain Dividends

In general, dividends are taxed at ordinary income rates. However, “qualified dividend income” received by individual or non-corporate stockholders will be taxed at the rate that applies to net capital gain. As previously discussed, currently the maximum capital gain rate is 15%. To be eligible for the capital gain rate for “qualified dividend income,” a stockholder must have held the shares of common stock for more than 60 days during the one 120-day period beginning 60 days before the ex-dividend period as measured under Section 246(c) of the Code and such stockholder must not be under an obligation (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. “Qualified dividend income” does not include any amount which a stockholder takes into account as investment income under Section 163(d)(4)(B) of the Code for purposes of determining such stockholder’s allowed investment interest deduction.

YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISOR REGARDING YOUR APPLICABILITY FOR, AND THE APPROPRIATE FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX TREATMENT OF, ANY SUCH DIVIDEND INCOME.

Backup Withholding

Stockholders will be required to provide their social security or other taxpayer identification numbers (or, in some instances, additional information) to the transfer agent in connection with the Reverse Stock Split to avoid backup withholding requirements that might otherwise apply. The letter of transmittal will require each stockholder to deliver such information when the common stock certificates are surrendered following the effective date of the Reverse Stock Split. Failure to provide such information may result in backup withholding.

GENERAL INFORMATION ABOUT THE REVERSE STOCK SPLIT

Description of Funding Obligation and Exchange Agreements

The funding of the cash payment for the fractional shares resulting from the Reverse Stock Split will be provided by cash reserves of the Company and our subsidiaries. It is anticipated that approximately $500,000 will be required to cash-out fractional shares as part of the Reverse Stock Split. However, the amount actually paid in connection with the Reverse Stock Split could be less depending on how many shares we are actually required to cash-out upon consummation of the Reverse Stock Split. If stockholders who presently own less than 10,000 shares buy additional shares and, as a result, increase their ownership above 10,000 shares, such stockholders will continue as stockholders of the Company and will not be cashed out. If stockholders who presently own 10,000 or more shares sell shares and, as a result, reduce their ownership below 10,000 shares, such stockholders will participate in the cash-out and will no longer own any equity in the Company. In addition, we anticipate incurring approximately $500,000 in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Reverse Stock Split and related transactions; we will pay these fees and costs.

Amper has proposed to enter into Exchange Agreements with continuing stockholders which qualify as “accredited investors”, as defined in Rule 501 under Regulation D promulgated under the Securities Act, and who would retain their common stock immediately following the Reverse Stock Split (other than those shares held by Amper). Such stockholders will have a period of 90 days (the “Offer Period”) in which to enter into an Exchange Agreement with Amper. Pursuant to the Exchange Agreements, Amper has agreed to furnish to exchanging stockholders either, at Amper’s option (i) 0.1265 shares of Amper stock, or (ii) cash equal to the number of Amper shares referred to in the preceding item (i) multiplied by 3.68 euros, in exchange for each share of our common stock held by exchanging stockholders immediately prior to the Reverse Stock Split. In the event that Amper elects to make payment to the exchanging stockholders in cash, such payment will be made on or before the date that is four months from the end of the Offer Period. In the event Amper elects to make payment to the exchanging stockholders in shares of Amper stock, Amper will take all steps necessary to increase its capital and register the new shares with the Spanish authorities within six months of the execution of the Exchange Agreements and to deliver the Amper shares to the exchanging stockholders on or prior to the date that is four months from the end of the Offer Period, so long as the total amount of shares of Amper stock to be issued to all exchanging stockholders is less than approximately 3.2 million shares. In the event that the amount of shares of Amper stock exceeds 3.2 million shares, the payment date will be six months from the end of the Offer Period. In the event Amper has not obtained the necessary approvals for the issuance of the Amper shares to the exchanging stockholder by such date, Amper shall pay the purchase price under the Exchange Agreement in cash within five days thereafter along with interest thereon at 3% per annum. The Company will facilitate the delivery of Exchange Agreements to such stockholders prior to the Reverse Stock Split. The Exchange Agreements will be entered into following the mailing of this information statement to the stockholders of the Company.

The transactions contemplated by the Exchange Agreements would be conditioned upon, among other things, the Reverse Stock Split becoming effective and exchanging stockholders holding at least 80% of the remaining shares of the Company (not held by Amper) executing an Exchange Agreement identical in form. In the event such conditions are not satisfied, and such conditions are not waived by Amper in its sole discretion, Amper shall have the right to cancel the Exchange Agreements with no further effect.

The Exchange Agreements will provide that on the second anniversary of the date of the execution of the Exchange Agreements, if the market value of Amper stock is less than 3.68 euros per share, Amper will issue to each exchanging stockholder, within 120 days of such second anniversary date, an additional amount of Amper shares so that the market value of Amper shares issued (and which the exchanging stockholders continue to hold as of such second anniversary) in respect of each exchanged Company share shall have a market value equal to 3.68 euros using the weighted average closing price per share of Amper common stock during the 30 days prior to the second anniversary of the execution of the Exchange Agreements.

The shares of Amper issued to the exchanging stockholders will be freely tradable on the Madrid stock exchange. The exchanging stockholders will be subject to certain lock-up provisions prohibiting them from selling more than 5% of the total Amper shares issued in the exchange to such exchanging stockholders during any of the first four quarters following the exchange and more than 10% of the total Amper shares issued in the exchange per quarter during the fifth through eighth quarters following the exchange. In the event that the exchanging stockholders sell less than 5% of the total Amper shares in the first four quarters of the lock-up period, the amount of Amper shares which may be sold in the balance of the lock-up period will be increased accordingly. In any event, each exchanging stockholders shall not be permitted to sell more than 40,000 Amper shares per quarter, or 5,000 Amper shares per day, during the lock-up period.

In the event of any breach by Amper or any exchanging stockholder of their respective obligations under the Exchange Agreements including, without limitation, Amper’s obligation to pay cash or deliver Amper shares to the exchanging stockholders, the non-breaching party shall be entitled to receive liquidated damages in the amount owed under the Exchange Agreements along with interest on such amount based on a per annum rate of 12% as well as their expenses of collection.

Fees and Expenses

The following is an estimate of the costs incurred or expected to be incurred by us in connection with the Reverse Stock Split. Final costs may be more or less than the estimates shown below. We will be responsible for paying these costs. Please note that the following estimate of costs does not include the cost of paying for shares of those stockholders holding less than 10,000 pursuant to the Reverse Stock Split, which we currently estimate to be approximately $500,000 in the aggregate (although this amount could increase or decrease depending on how many shares we are required to cash-out upon consummation of the Reverse Stock Split). The costs set forth below include a director and officer insurance tail policy that we anticipate purchasing upon termination of our public company status.

Legal fees	$250,000
Transfer and exchange agent fees	$30,000
Printing costs	$20,000
Special committee compensation	$50,000
Accounting fees	$10,000
Fairness opinion	$120,000
Other	$20,000
Total	$500,000

The Company intends to use its and its subsidiaries’ cash on hand to fund the foregoing costs of the Reverse Stock Split.

In addition to the expenses that will be paid by eLandia, Amper will pay approximately the following expenses in connection with the transaction: (i) legal fees – 100,000 euros, (ii) accounting fees – 5,000 euros, (iii) notary fees – 25,000 euros, (iv) companies registry fees – 12,500 euros, and (v) stock market fees relating to registration of shares under the Exchange Agreements – 75,000 euros.

Regulatory Approvals

The Reverse Stock Split is not subject to any regulatory approvals.

Appraisal Rights

No appraisal or dissenters’ rights are available under either the DGCL or our amended and restated certificate of incorporation to any stockholder in connection with the Reverse Stock Split.

Effective Date of Reverse Stock Split

The Reverse Stock Split will become effective by filing a certificate of amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware. We will determine when such filings will occur, but we anticipate filing the certificate of amendment as soon as practicable after the date that is 20 days after the date of the mailing of this information statement. After the Reverse Stock Split is effective, certificates representing shares of common stock held by stockholders holding fewer than 10,000 shares will be deemed to represent only the right to receive a cash payment equal to $0.65 per share for each share held by such stockholder immediately preceding the Reverse Stock Split. Certificates representing shares of common stock held by our stockholders who remain stockholders after the Reverse Stock Split will continue to represent the shares of common stock held by them after giving effect to the Reverse Stock Split.

Please note, we intend to treat stockholders holding our common stock in “street name” (i.e., in a brokerage account) in the same manner as record holders. Prior to the effective date of the Reverse Stock Split, we will conduct an inquiry of all brokers, banks and other nominees that hold shares of our common stock in street name, ask them to provide us with information on how many shares held by beneficial holders will be cashed out, and request that they effect the Reverse Stock Split for those beneficial holders. However, these banks, brokers and other nominees may have different procedures than registered stockholders for processing the Reverse Stock Split. If you hold your shares in “street name,” you are not considered to be the record holder of those shares. Accordingly, even though your broker, bank or other nominee is expected to provide our Exchange Agent with information regarding the beneficial ownership positions it holds, if you wish to ensure that your ownership position is accurately reported to the Exchange Agent and that you promptly receive your payment, you should instruct your brokers, banks or other nominee to transfer your shares into a record account in your name immediately.

Termination of Exchange Act Registration

Our common stock is currently registered under the Exchange Act. We are permitted to terminate this registration if there are fewer than 300 record holders of outstanding shares of our common stock. Upon the effectiveness of the Reverse Stock Split, we expect to have fewer than 300 record holders of our common stock. We intend to terminate the registration of our common stock under the Exchange Act as promptly as possible after the effective date of the Reverse Stock Split. See the disclosure under the caption “Special Factors – Effects of the Reverse Stock Split” in this information statement.

Exchange of Certificates for Cash Payments

We will file a certificate of amendment to our amended and restated certificate of incorporation effecting the Reverse Stock Split with the Secretary of State of the State of Delaware as soon as practicable after the date that is 20 calendar days after the mailing date of this information statement. Nevada Agency and Transfer Company has been appointed as the exchange agent to carry out the exchange of certificates for the cash payment of $0.65 per pre-split share.

As soon as practicable after the effective date of the Reverse Stock Split, holders of fewer than 10,000 shares will be notified and sent a letter of transmittal and instructed how to transmit their certificates representing shares of common stock to the exchange agent. Upon proper completion and execution of the letter of transmittal, and the return of the letter of transmittal and accompanying stock certificate(s) to the exchange agent, each stockholder entitled to receive payment will receive payment from the exchange agent as outlined in the letter of transmittal. Stockholders should allow for approximately five business days after mailing for the exchange agent to receive the letter of transmittal and accompanying stock certificate and approximately ten business days following receipt of properly completed materials by the exchange agent for payment to be made. In the event we are unable to locate a stockholder, or if a stockholder fails to properly complete, execute and return the letter of transmittal and accompanying stock certificate to the exchange agent, any funds payable to such stockholder pursuant to the Reverse Stock Split will be held in escrow until a proper claim is made, subject to applicable abandoned property laws. Holders of fewer than 10,000 shares of common stock on the effective date of the Reverse Stock Split will receive in exchange a cash payment in the amount of $0.65 per pre-split share. Stockholders that hold at least one share of common stock after the Reverse Stock Split will continue as stockholders of the Company and will receive fractional shares to the extent the amount of shares owned by such stockholders following the Reverse Stock Split is not equally divisible by 10,000, and will not be entitled to receive any cash payment.

No service charges will be payable by stockholders in connection with the exchange of certificates for cash. All such expenses will be borne by us except for expenses, if any, imposed by a stockholder’s nominee. In the event that any certificate representing shares of common stock is not presented, the applicable cash payment will be administered in accordance with the relevant state abandoned property laws. Until the cash payments have been delivered to the appropriate public official pursuant to the abandoned property laws, such payments will be paid to the holder of the eligible certificate or his, her or its designee, without interest, at such time as the shares of common stock have been properly presented for exchange.

Conduct of our Business After the Reverse Stock Split

After consummation of the Reverse Stock Split, we expect our business and operations generally to continue as they are currently being conducted. We do not expect to have any changes in our management; we currently anticipate that all of our directors will resign from our board of directors following the consummation of the Reverse Stock Split. Amper anticipates appointing as new directors Mr. Jaime Espinosa de los Monteros, Mr. Alfredo Redondo, Mrs. Ana Vallejo and Mr. Harley L. Rollins after consummation of the Reverse Stock Split.

As a result of the Reverse Stock Split, we expect to realize management time and cost savings as a result of terminating our public company status. When the Reverse Stock Split is consummated, all persons owning fewer than 10,000 shares of common stock at the effective time of the Reverse Stock Split will no longer have any equity interest in us, will not be stockholders and will therefore not participate in our future potential earnings and growth.

In order to improve the tax efficiency of eLandia’s corporate structure, Amper anticipates that a merger, reorganization or liquidation involving eLandia or any of its subsidiaries may occur following the consummation of the transactions contemplated by the Exchange Agreement; however there are no specific plans at this stage regarding the implementation of the tax reorganization. Other than as described in this information statement, neither we nor our management has any current plans or proposals to (i) effect any extraordinary corporate transaction, such as a merger, reorganization or liquidation; (ii) sell or transfer any material amount of our assets; (iii) change our board or management; (iv) materially change our indebtedness or capitalization; or (v) otherwise effect any material change in our corporate structure or business.

Recommendation of the Board of Directors

The board believes that the Reverse Stock Split is fair to our unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in us subsequent to the consummation of the Reverse Stock Split. The discussion above, under the caption “Special Factors – Factors Considered in Determining Fairness – Substantive Fairness,” summarizes the material factors, both positive and negative, considered by the board in reaching its fairness determination. For the reasons described above under the caption “Special Factors – Factors Considered in Determining Fairness – Procedural Fairness,” the board also believes that the process by which the transaction has been approved is fair to all unaffiliated stockholders, including those whose interests are being cashed out pursuant to the Reverse Stock Split and those who will retain an equity interest in us subsequent to the consummation of the Reverse Stock Split.

In consideration of the factors discussed under the captions “Special Factors – Purposes of and Reasons for the Reverse Stock Split,” “Special Factors – Absence of Strategic Alternatives,” “Special Factors – Effects of the Reverse Stock Split,” “Special Factors – Factors Considered in Determining Fairness” and “Special Factors – Background of the Reverse Stock Split,” the board unanimously approved the Reverse Stock Split, on January 17, 2012 and on March 20, 2012.

Reservation of Rights

The special committee concluded that the Reverse Stock Split is in our best interest and the best interest of our stockholders receiving cash in lieu of fractional interests and stockholders who will retain an equity interest in us subsequent to the consummation of the Reverse Stock Split, and thus recommended a vote to approve the Reverse Stock Split and the certificate of amendment to our amended and restated certificate of incorporation as revised to reflect the 1-for-10,000 reverse stock split. Nonetheless, the special committee believes that it is prudent to recognize that, between the date of this information statement and the date that the Reverse Stock Split will become effective, factual circumstances could possibly change again such that it might not be appropriate or desirable to effect the Reverse Stock Split at that time or on the terms currently proposed. Such factual circumstances could include a change in our stockholder base that requires a modification of the split ratios, with Amper’s consent, to accomplish the going-private transaction, a material change in our business or financial condition or litigation affecting our ability to proceed with the Reverse Stock Split. If the special committee decides to withdraw or modify the Reverse Stock Split, the board will notify the stockholders of such decision promptly in accordance with applicable rules and regulations.

Provisions for Unaffiliated Stockholders

We have not made any provisions for unaffiliated stockholders to access our corporate files or the corporate files of any of the other Filing Persons or to obtain counsel in connection with the Reverse Stock Split at our expense or the expense of any of the other Filing Persons, unless otherwise required by DGCL.

Exchange Agreements

Amper has proposed to enter into Exchange Agreements with continuing stockholders which qualify as “accredited investors”, as defined in Rule 501 under Regulation D promulgated under the Securities Act, and who would retain their common stock immediately following the Reverse Stock Split (other than those shares held by Amper). Such stockholders will have a period of 90 days (the “Offer Period”) in which to enter into an Exchange Agreement with Amper. Pursuant to the Exchange Agreements, Amper has agreed to furnish to exchanging stockholders either, at Amper’s option (i) 0.1265 shares of Amper stock, or (ii) cash equal to the number of Amper shares referred to in the preceding item (i) multiplied by 3.68 euros, in exchange for each share of our common stock held by exchanging stockholders immediately prior to the Reverse Stock Split. In the event that Amper elects to make payment to the exchanging stockholders in cash, such payment will be made on or before the date that is four months from the end of the Offer Period. In the event Amper elects to make payment to the exchanging stockholders in shares of Amper stock, Amper will take all steps necessary to increase its capital and register the new shares with the Spanish authorities within six months of the execution of the Exchange Agreements and to deliver the Amper shares to the exchanging stockholders on or prior to the date that is four months from the end of the Offer Period, so long as the total amount of shares of Amper stock to be issued to all exchanging stockholders is less than approximately 3.2 million shares. In the event that the amount of shares of Amper stock exceeds 3.2 million shares, the payment date will be six months from the end of the Offer Period. In the event Amper has not obtained the necessary approvals for the issuance of the Amper shares to the exchanging stockholder by such date, Amper shall pay the purchase price under the Exchange Agreement in cash within five days thereafter along with interest thereon at 3% per annum. The Company will facilitate the delivery of Exchange Agreements to such stockholders prior to the Reverse Stock Split. The Exchange Agreements will be entered into following the mailing of this information statement to the stockholders of the Company.

The transactions contemplated by the Exchange Agreements would be conditioned upon, among other things, the Reverse Stock Split becoming effective and exchanging stockholders holding at least 80% of the remaining shares of the Company (not held by Amper) executing an Exchange Agreement identical in form. In the event such conditions are not satisfied, and such conditions are not waived by Amper in its sole discretion, Amper shall have the right to cancel the Exchange Agreements with no further effect. Promptly upon entering into the Exchange Agreements, the exchanging stockholders will be required to transfer to Amper all right, title and interest in their shares of Company common stock; however, as described above, payment for such shares of Company common stock will not be made by Amper until up to six months later. Therefore, there is a substantial risk to the exchanging stockholders that they will not be timely paid or not paid at all. The sole remedy of such exchanging stockholders against Amper will be a suit for damages, including the liquidated damages described below, in a Spanish court. The shares of our common stock acquired by Amper pursuant to the Exchange Agreements will be retired.

The Exchange Agreements will provide that on the second anniversary of the date of the execution of the Exchange Agreements, if the market value of Amper stock is less than 3.68 euros per share, Amper will issue to each exchanging stockholder, within 120 days of such second anniversary date, an additional amount of Amper shares so that the market value of Amper shares issued (and which the exchanging stockholders continue to hold as of such second anniversary) in respect of each exchanged Company share shall have a market value equal to 3.68 euros using the weighted average closing price per share of Amper common stock during the 30 days prior to the second anniversary of the execution of the Exchange Agreements.

The shares of Amper issued to the exchanging stockholders will be freely tradable on the Madrid stock exchange. The exchanging stockholders will be subject to certain lock-up provisions prohibiting them from selling more than 5% of the total Amper shares issued in the exchange to such exchanging stockholders during any of the first four quarters following the exchange and more than 10% of the total Amper shares issued in the exchange per quarter during the fifth through eighth quarters following the exchange. In the event that the exchanging stockholders sell less than 5% of the total Amper shares in the first four quarters of the lock-up period, the amount of Amper shares which may be sold in the balance of the lock-up period will be increased accordingly. In any event, each exchanging stockholders shall not be permitted to sell more than 40,000 Amper shares per quarter, or 5,000 Amper shares per day, during the lock-up period.

In the event of any breach by Amper or any exchanging stockholder of their respective obligations under the Exchange Agreements including, without limitation, Amper’s obligation to pay cash or deliver Amper shares to the exchanging stockholders, the non-breaching party shall be entitled to receive liquidated damages in the amount owed under the Exchange Agreements along with interest on such amount based on a per annum rate of 12% as well as their expenses of collection.

INFORMATION ABOUT THE COMPANY

Price Range of Common Stock

Effective November 17, 2007, our shares of common stock commenced trading on the OTC Bulletin Board and currently trade under the symbol “ELAN.OB.” Prior to that date, there was no active market for our common stock and since that date, there have only been limited or sporadic quotations and only a very limited public trading market for our securities. At the close of business on January 17, 2012, there were approximately 177,348,133 shares of our common stock issued and outstanding which were held by approximately 382 stockholders of record. The following table sets forth the high and low closing sales prices for our common stock as quoted by OTC Bulletin Board for the periods indicated:

	Quarter Ended
	March 31	June 30	September 30	December 31
Common stock price per share during 2011:
High	$0.25	$0.25	$0.25	$0.50
Low	$0.10	$0.13	$0.07	$0.03

Common stock price per share during 2010:
High	$0.45	$0.55	$0.55	$0.30
Low	$0.18	$0.18	$0.10	$0.11

The quotations in the above table reflect inter-dealer prices, without retail markups, markdowns or commissions and may not necessarily represent actual transactions. On March 20, 2012, the last reported bid price of our common stock reported on the OTC Bulletin Board was $0.60 per share.

Dividend Policy

Holders of our common stock are entitled to receive dividends when and if declared by our board of directors out of funds legally available. We, however, have never paid any cash dividends and do not anticipate paying any cash dividends in the foreseeable future. Instead we intend to retain any future earnings to support the development and growth of our business. We may consider payment of dividends at some point in the future, but the declaration of dividends is at the discretion of the board of directors, and there is no assurance that dividends will be paid at any time. Our board of directors will make any such future determination as to the payment of dividends at its discretion, and its determination will depend upon our operating results, financial condition and capital requirements, general business conditions and such other factors that the board of directors considers relevant. In addition, our loan agreements with various lenders prohibit us from paying cash dividends or making other distributions on our common stock without prior consent.

Prior Public Offerings and Stock Purchases

We have not made an underwritten offering of our common stock for cash in the past three years nor have we repurchased any of our common stock in the past two years.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth as of January 17, 2012, information with respect to beneficial ownership of our common stock by (i) Amper, (ii) each person known to us to beneficially own more than 5% of our common stock, (iii) each named executive officer, (iv) each of our directors, and (v) all of such directors and officers as a group. Unless otherwise stated, the address and phone number for all directors and executive officers is c/o eLandia International Inc., 8333 NW 53rd Street, Suite 400, Miami, Florida 33166, (305) 415-8830.

	Beneficial Ownership Prior to Reverse Stock Split
Name and Address	Number of Shares(1)	Percent of Total(2)
Directors and Named Executive Officers
Pete R. Pizarro(3)	1,902,103	1.1%
Harley L. Rollins, III	658,404	*
Charles “Carlos” J. Fernandez(4)	101,257	*
M. Lewis Temares(5)	75,634	*
Angel Medina(6)	28,125	*
All current executive officers and directors as a group (5 persons)	2,765,523	1.5%

Beneficial Owners of More Than 5% Stock
Amper, S.A.(7)	150,745,913	85.0%
Stanford International Bank Ltd.(8)	12,364,377	7.0%

*	Indicates beneficial ownership of less than one percent of our total outstanding Common Stock.
(1)	In accordance with Rule 13d-3 promulgated pursuant to the Securities Exchange Act of 1934, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security, or (b) has the right to acquire such ownership within sixty days. As used herein, “voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.
(2)	In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of shares of common stock outstanding includes unissued shares subject to options, warrants, rights or conversion privileges exercisable within sixty days held by such individual or group, but are not deemed outstanding by any other person or group.
(3)	Includes 3,750 shares underlying stock option grants which have vested or will vest within the next 60 days.
(4)	Includes 91,875 shares underlying stock option grants which have vested or will vest within the next 60 days.
(5)	Includes 66,875 shares underlying stock option grants which have vested or will vest within the next 60 days.
(6)	Includes 28,125 shares underlying stock option grants which have vested or will vest within the next 60 days.
(7)	The address of Amper, S.A. is c/ Marconi, 3, Parque Tecnológico de Madrid, 28760 Tres Cantos, Madrid, Spain.
(8)	The address of Stanford International Bank Ltd. is c/o Stanford Financial Receivership, 1029 State Highway 6 North, Suite 650-272, Houston, Texas 77079.

The determination that there were no other persons, entities, or groups known to the Company to beneficially own more than 5% of the Company’s common stock was based on a review of the Company’s internal records and of all statements filed with respect to the Company since the beginning of the past fiscal year with the Commission pursuant to Section 13(d) or 13(g) of the Exchange Act.

Financial Information

Summary Historical Financial Information

The following summary of consolidated financial information was derived from our audited consolidated financial statements as of and for each of the years ended December 31, 2009 and December 31, 2010 and from unaudited consolidated interim financial statements as of and for the quarters ended September 30, 2010 and September 30, 2011. In the opinion of management, all adjustments (consisting only of normal year-end accruals), which are necessary for a fair presentation of the financial position and results of operations, have been included. The consolidated statements of earnings for the quarter ended September 30, 2011 are not necessarily indicative of results for the full fiscal year. This financial information is only a summary and should be read in conjunction with our historical financial statements and the accompanying footnotes. Our audited consolidated financial statements as of and for the years ended December 31, 2009 and December 31, 2010 are hereby incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 2010 (File No. 000-51805) filed with the Commission on April 18, 2011. Our unaudited consolidated financial statements as of and for the quarters ended September 30, 2010 and September 30, 2011 are hereby incorporated by reference to our Quarterly Report on Form 10-Q for the period ended September 30, 2011 (File No. 000-51805) filed with the Commission on November 21, 2011.

Summary Financial Information

	Quarter Ended		Fiscal Year Ended		Pro Forma September 30, 2011
(in thousands, except per share data)	September 30, 2011	September 30, 2010	December 31, 2010	December 31, 2009
	(Unaudited)	(Unaudited)			(Unaudited)
Gross revenue	$78,572	$29,449	$150,922	$173,561	$78,572
Cost of Revenue	57,805	19,552	105,482	125,435	57,805
Income (Loss) from continuing operations	726	(3,953)	(11,731)	(44,806)	3,326	(b),(c)
Net loss	$(2,841)	$(1,454)	$(19,372)	$(68,759)	$(241	)(b),(c)

Per weighted-average common shares outstanding:
Income (Loss) from continuing operations*	$(0.02)	$(0.14)	$(0.80)	$(2.06)	$0.02
Net loss*	$(0.02)	$(0.05)	$(0.71)	$(2.50)	$0.00
Weighted average common shares outstanding	177,376	27,768	27,140	27,502	176,623

*	Basic and diluted income / (loss) per share are the same.

(in thousands, except per share data)	September 30, 2011	September 30, 2010	December 31, 2010	December 31, 2009	September 30, 2011
	(Unaudited)	(Unaudited)			(Unaudited)
Total current assets	$171,476	$105,851	$105,010	$106,307	$174,076	(a),(c)
Property and equipment, net	41,836	32,609	32,021	36,015	41,836
Goodwill	11,086	11,086	11,086	10,871	11,086
Intangible assets, net	1,604	3,443	1,805	4,052	1,604
Other assets, net	27,511	3,562	3,208	4,001	27,511

Total assets	$255,260	$154,992	$153,129	$159,697	$257,860

Total current liabilities	$148,760	$104,612	$114,171	$104,142	$149,260	(b)
Long term debt	22,686	31,281	28,756	21,747	22,686
Other long term liabilities	11,110	744	2,635	1,091	11,110
Accumulated deficit	(196,517)	(177,626)	(189,694)	(170,321)	(193,917	)(b),(c)
Total shareholders’ equity	59,360	7,779	3,684	28,773	61,460	(a),(b),(c)
Total liabilities and shareholders’ equity	$255,260	$154,992	$153,129	$159,697	$257,860	(a),(b),(c)

Book value per share	$0.3346	$0.2805	$0.1340	$0.9547	$0.3480
Ratio of earnings to fixed charges	$(0.95)	$(2.46)	$(1.64)	$(8.65)	$0.17

(a)	Reflects the cancellation of 725,069 shares of our common stock for a total consideration of $500,000 to stockholders owning less than 10,000 shares of common stock after the Reverse Stock Split. Stockholders that hold fewer than 10,000 shares of common stock prior to the Reverse Stock Split will receive a cash payment of $0.65 per pre-split share.
(b)	Reflects direct, incremental costs of approximately $500,000 in advisory, legal, financial, accounting, printing and other fees and costs in connection with the Reverse Stock Split and related transactions.
(c)	Reflects anticipated annual savings of $3.1 million in cash before taxes following the deregistration.

Book Value Per Share

As of September 30, 2011, our book value per share was $0.3346.

Executive Officers and Directors

The following table shows the name, age and position as of January 17, 2012 of each of our directors and executive officers:

Name	Age	Position
Pete R. Pizarro	50	Chairman
Harley L. Rollins, III	40	Chief Executive Officer, Chief Financial Officer and Treasurer
Charles “Carlos” J. Fernandez	74	Director
Dr. M. Lewis Temares	70	Director
Angel Medina	54	Director

Director Biographies

Pete R. Pizarro has served as our Chairman since May 2008. Mr. Pizarro served as our President from March 2008 until August 1, 2011 and as our Chief Executive Officer from May 2008 through August 1, 2011. Prior to March 2008, Mr. Pizarro served as the President and Chief Executive Officer of Telefónica USA where he was responsible for designing and executing Telefónica’s strategy and managed its three U.S.-based strategic business segments which included the management of the telecommunication and IT Services needs of U.S. multinational corporations throughout the U.S., Latin America, Central America and Caribbean regions as well as Telefónica’s residential and large enterprise business segments in the U.S. and Puerto Rico. Prior to joining Telefónica in 2002, he served as the President and Chief Executive Officer of Esavio Services Corporation, a network integration and managed services consulting company based in Philadelphia. In addition, Mr. Pizarro has served in the role of Chief Financial Officer and other executive positions at various international firms including Nobart Inc., The Siman Group and KPMG. Mr. Pizarro has held key community leadership roles including the Chair of The Beacon Council, Miami-Dade County’s official economic development organization. Further, Mr. Pizarro is the Chair of the State of Florida Venture Opportunity Fund, and he actively participates on Northwestern University’s Kellogg Alumni Advisory Board. Mr. Pizarro holds a Bachelor of Science degree in accounting from the University of Miami and an MBA from the Kellogg School of Management at Northwestern University.

Charles “Carlos” J. Fernandez became a Director, Chair of our Audit Committee and member of our Nominating and Corporate Governance Committee and Compensation Committee on January 23, 2007. Since June 2004, Mr. Fernandez has been an independent financial consultant on financial, operational and administrative matters, including mergers and acquisitions, strategic planning, governance, compensation programs, and general financial matters. From 1971 through 1991, Mr. Fernandez was an audit partner with KPMG, an international accounting firm. Mr. Fernandez elected early retirement in 1991 but returned to the firm in May 1994 until his retirement in June 2004. During this period, Mr. Fernandez was a Managing Director involved in mergers and acquisitions, forensic accounting, litigation support and other advisory services.

Mr. Fernandez has significant experience with trans-border transactions and in a broad spectrum of industries, including telecommunications and technology consulting services. Mr. Fernandez received a Bachelor of Science in Business Administration from the University of Florida in 1963 and became a Certified Public Accountant in 1965. Mr. Fernandez is currently a member of the Florida and American Institute of CPAs, a former board member of the Florida International Bankers Association and a former member of the Board of Trustees and the Executive Committee of Florida International University. He is a founding member and former Treasurer and Executive Committee member of the Spain/U.S. Chamber of Commerce.

Dr. M. Lewis Temares became a Director and Chair of our Compensation Committee on May 28, 2008 and serves as a member of our Audit Committee and Nominating and Corporate Governance Committee. Dr. Temares has served as Chief Information Officer and Vice President for Information Technology at the University of Miami since 1980. Also, from 1994 to 2007, he served as Dean of the College of Engineering at the University of Miami. Dr. Temares received his Bachelor of Science degree in Statistics from City College of New York in 1962; he received his Masters of Business Administration from Bernard A. Baruch College in 1964; and he received a doctorate in business administration from City College of New York in 1980. Since 2004, he has served as a member of the Board of Directors of The Main Street America Group, NGM Insurance Company, Old Dominion Insurance Company, Main Street American Assurance Company, MSA Insurance Company and Information Systems and Services Corporation.

Angel Medina became a Director and Chair of our Nominating and Corporate Governance Committee on February 5, 2010 and serves as a member of our Audit Committee and Compensation Committee. From 2000 until recently, Mr. Medina served as Area President for Regions Bank in South Florida, with responsibility for all lines of business and is currently Senior Lending Officer at Gibraltar Bank of Coral Gables. Mr. Medina is also on the executive committee of Latin Builders Association, serves on the board of trustees of Public Health Trust – Jackson Health Systems and the board of directors of the Beacon Council, Florida International University, and the United Way of Miami Dade.

Executive Officer Biography

Harley L. Rollins, III has served as our Chief Executive Officer since August 1, 2011 and as Chief Financial Officer and Treasurer since September 2004. From January 2002 until September 2004, Mr. Rollins was President, Chief Executive Officer and Chairman of the Board of Directors of TVC Telecom, Inc., an international long distance carrier serving primarily the Caribbean and Latin America. From May 1997 to March 2001, Mr. Rollins served as Chief Financial Officer of Technology Control Services, Inc. (“TCS”), a telecommunications software provider. During his tenure at TCS, Mr. Rollins also served as Managing Director of Interglobe Telecommunications, Ltd., a London-based telecommunications provider. Mr. Rollins has also served as the Director of Finance, Treasury and External Reporting for US One Communications Corporation, a competitive local exchange carrier, Director of Finance and SEC Reporting at TresCom International, Inc., a publicly-traded international telecommunications company, and auditor and tax associate for Deloitte and Touche LLP. Mr. Rollins holds a Bachelor of Arts in Business Administration and a Masters in Accountancy from the University of Georgia.

To the best of our knowledge, none of our directors or executive officers have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

Interests of our Executive Officers and Directors in the Reverse Stock Split

As a result of the Reverse Stock Split, we estimate that certain of our directors and executive officers will decrease their collective beneficial ownership of our common stock from approximately 1.9% to 1.0%. Directors and officers who hold less than 10,000 shares will be cashed-out at the same $0.65 per pre-split share price and will no longer own any equity in the Company other than any unexercised options held by such directors and officers which will remain outstanding. Directors and officers (none of which are affiliated with Amper) who hold more than 10,000 shares will continue as stockholders and will be entitled to participate in the Exchange Agreements with Amper.

INFORMATION ABOUT OTHER FILING PERSONS

Amper

For purposes of this information statement, the Filing Persons are those individuals and entities required under the rules of the Commission to provide certain disclosures to our stockholders in order for us to effect the Reverse Stock Split. In addition to our company, as discussed above, the Filing Persons include Amper.

Business and Background

Amper, a Madrid, Spain based company, is a leader in the design and implementation of integrated solutions and information systems for civilian and military communications. With more than 50 years of experience in the field of information and communication technologies, Amper provides network, radio communication, military, security, software and systems solutions through its defense, homeland security and telecom business units. Amper’s shares have traded on the Madrid Stock Exchange since 1986 and have been included on the Ibex Small Cap index since 2005. Amper’s principal executive offices are located at Marconi, 3, Parque Tecnológico de Madrid, 28760 Tres Cantos, Madrid, Spain. To the best of our knowledge, Amper has not been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

Directors, Executive Officers and Controlling Shareholders of Amper

Director Biographies

Jaime Espinosa de los Monteros – Mr. Espinosa has served as a member of Amper’s board since 1999 and as its non-executive Chairman since 2009. His business address is at: Amper, S.A., Marconi, 3, Parque Tecnológico de Madrid, 28760 Tres Cantos, Madrid, Spain, Tel: 34 91724 3000. Mr. Espinosa currently serves as a Director of Zadig Fund’s (London) and Atlas Capital Patrimonio, S.L. (Madrid). Mr. Espinosa has served on the advisory board of Kepler Capital Markets and was a Managing Director at Kepler Equities from 2006 to 2009 and the chief executive of its predecessor from 2000 to 2006. Mr. Espinosa holds a bachelor’s degree in economics from the Wharton Business School, Pennsylvania.

Alfredo Redondo – Mr. Redondo has been a director and Chief Executive Officer of Amper since 2010. His business address is at: Amper, S.A., Marconi, 3, Parque Tecnológico de Madrid, 28760 Tres Cantos, Madrid, Spain, Tel: 34 91724 3000. From 2009 to 2011, he worked as a freelance IT consultant. From 1987 to 2009, Mr. Redondo served various roles at Alcatel Lucent Spain. Mr. Redondo holds a degree in telecommunications engineering and master’s of business administration from Universidad de Navarra.

Aralia Asesores, S.L, is a limited liability Spanish company, represented by Mr. José Manuel Arrojo. Mr. Arrojo has been the sole director of Aralia Asesores, S.L. since 2005 and is the owner of 69.86% of its capital. The corporate purpose of Aralia Asesores, S.L. is to invest in companies and supply management and financial advice to companies. The company was incorporated in 1993. Aralia Asesores, S.L. business address is at Goya, 19 – 3º C, 28001 Madrid, Spain, Tel: 34 915784323. Mr. Arrojo has been Aralia Asesores, S.L.’s representative on the Amper board since 2008. Mr. Arrojo is Chairman of TviKap AB, Amper’s controlling shareholder. Mr. Arrojo has held executive and management positions with Union Fenosa, a Spanish utility company, and Grupo Santander. Mr. Arrojo holds a bachelor’s in economics and is a chartered accountant.

Caja Castilla La Mancha Renting, S.A., is a stock company, represented by Mr. Luis Suarez. Caja Castilla La Mancha Renting, S.A. is a subsidiary of “Banco de Castilla La Mancha”, a bank supervised by the Spanish Central Bank. Additionally, “Banco de Castilla La Mancha” is owned by Liberbank a Spanish bank supervised by the Spanish Central Bank too. Mr. Suarez is a board member of Banco Castilla La Mancha, S.A. Its business address is at: Alcalá, 22, 28014 Madrid, Spain, Tel: 34 985102144. Mr. Suaraez has been Caja Castilla La Mancha Renting, S.A.’s representative on the Amper board since 2011. Mr. Suarez currently serves as manager of the industrial portfolio of CajaAstur, a savings bank owned by Liberbank. Mr. Suarez holds a bachelor’s degree in law and business from ICADE, Madrid.

Ignacio López del Hierro – Mr. Lopez has served on Amper’s board since 2011. Mr. Lopez’s business address is at: Societé General, Torre Picasso, Pza. Ruiz Picasso, 1, 28020 Madrid, Spain, Tel: 34 915898083. Mr. Lopez has served as senior advisor at Societe General since 2010. Since 2010, Mr. Lopez has been a member of the board of directors of Renta Corporación Real Estate, S.A. in Barcelona. Mr. Lopez has served in various executive and managerial roles as well as several roles with governmental authorities throughout Spain. Mr. Lopez holds a bachelor’s degree in economics.

Pedro Mateache – Mr. Mateache has served as a member of Amper’s board of directors since 2007. Mr. Mateache currently serves as Vice President (Spain & Portugal) at A.T. Kearney. His business address is at A.T. Kearney, Paseo de la Castellana, 31 -4º, 28046 Madrid, Spain, Tel: 34 91 557 78 00. He also served as general manager for shares services at Banco Santander Group from 2004 to 2007. Mr. Mateache holds a bachelor’s degree in law and business from ICADE, Madrid, and a master’s of business administration from Columbia University Business School, New York.

José Mateu – Mr. Mateu has served as a member of Amper’s board of directors since 1999. Since 2011, Mr. Mateu has been of counsel at the law firm of Dewey & LeBoeuf. His business address is at: Dewey & LeBoeuf, Plaza de la Lealtad, 3, 28014 Madrid, Spain, Tel: 34 639763146. Mr. Mateu also serves on the board of directors of Altadis (Imperial Tobacco Group). Mr. Mateu served as Senior Vice President for Legal Affairs, Institutional Relations and Integration, and Secretary of the Board at Altadis (Imperial Tobacco Group) from 2005 to 2009. Mr. Mateu holds a bachelor’s degree in law.

Luis Rivera – Mr. Rivera has served on Amper’s board of directors since 2008. He currently serves as General Manager of Fundación Innovación para la Sostenibilidad José Manuel Entrecanales. His business address is at Fundación para la Innovación en Sostenibilidad José Manuel Entrecanales, Avda. de Europa 10, Parque Empresarial La Moraleja, 28010 Alcobendas, Madrid, Spain, Tel: 34 914238836. Since 2008, Mr. Rivera has also served as Senior Advisor at KPMG Spain. He has also held managerial roles at Endesa Internacional. Mr. Rivera holds a degree in civil engineering (1975) and a master’s of business administration (INSEAD, 1986).

José Sancho – Mr. Sancho has served on Amper’s board of directors since 2009. He has been the Chief Executive Officer of Panda Security since 2011. His business address is at Complejo Euronova, Ronda de Poniente, 14, 2ª plta. Ofs. A-B, 28760 Tres Cantos, Madrid, Spain. From 2006 to 2010, he served as a member of the board of directors of Sopra Group. He was the founding partner and Chief Executive Officer of PROFit Gestión Informática from 1988 to 2005. Mr. Sancho holds a degree in telecommunications engineering.

Juan José Toribio – Mr. Toribio has served on Amper’s board of directors since 2005. Since 1988, Mr. Toribio has held the positions of Dean, Chair of the International Center for Financial Research (CIIF) and Professor in the Economics Department at IESE Business School in Madrid. His business address is at IESE, Carretera Castilla km. 5,18, Camino del Cerro del Águila, 3, 28023 Madrid, Spain, Tel: 34 912113052. From 1996 to 1998, he served as an Executive Director of the International Monetary Fund. Professor Toribio has served as chairman for several financial and investment companies such as Caixabank Monaco and Inverban, S.V.B., as well as on a number of boards of companies such as La Caixa, Nestlé, Abertis Telecom, Invercaixa (now La Caixa Corporate Finance) or Xfera (now Yoigo). Prior to that, Professor. Toribio had held the position of research director at several banks including Banco Urquijo and Banco Hispano Americano. He holds a bachelor’s degree in economics from the University of Barcelona, an ITP from the Harvard Business School, and a M.A. and a Ph.D. in Economics from the University of Chicago.

Executive Officer Biographies

Carlos Casals – Mr. Casals has been Amper’s Chief Financial Officer since 2012. From 2008 until 2012, Mr. Casals served as chief financial officer of Obras Subterráneas located in Madrid, Spain. Prior to 2008, .Mr. Casals held various accounting and management positions. Mr. Casals began his career as an auditor with Arthur Anderson. Mr. Casals holds a law degree from Universidad Autónoma of Madrid, 1988.

Victor Domínguez – Mr. Dominguez currently serves as Amper’s Access Product Manager and Chief Technology Officer. Mr. Dominguez served as Technical Director at Comtrend from 2010 through 2012. During 2011, Mr. Dominguez also worked as a freelance IT consultant. From 1996 to 2010, Mr. Dominguez held various positions with DS2, a company he founded, including Senior Vice President Strategic Marketing and Standards. Mr. Dominguez holds a degree in telecommunications engineering from Universidad Polítécnica de Valencia, 1993.

Esther Garcés – Mrs. Garcés has served as Amper’s Europe, Africa and Asia Sales Manager since 2010. From 1998 to 2010, she served as business consultant at Everis in Madrid. Mrs. Garcés has also served as project manager at Telefónica. Mrs. Garcés holds a degree in telecommunications engineering from Universidad Polítécnica de Madrid, 1993.

Jose Martos – Since 2007, Mr. Martos has held the positions of General Counsel and Vice Secretary of the Board of Directors at Amper. From 2006 to 2007, he served as Assistant Regional Counsel at Diageo. From 2004 to 2005, Mr. Martos held the position of manager of the Pamplona office legal practice and senior associate of the Barcelona office of Ernst & Young. During 2001 to 2004, held a position at Donahue & Partners LLP in New York, responsible for its Spanish legal practice. Mr. Martos holds a law degree from CEU San Pablo, Madrid, 1988, and a master’s degree in business law from Instituto de Empresa, Madrid, 1989.

Jorge Muñoz – Mr. Muñoz has served as Amper’s Human Resources Manager since 2007. From 2006 to 2007, he served as manager of human resources at Thales Alenia Space. Prior to 2006, Mr. Muñoz served as manager of human resources at Alcatel from 1990. He holds a bachelor’s degree in business from Universidad Complutense, Madrid, 1989, and a master’s degree in human resources from Instituto Directivos de Empresa, Madrid, 1991

Pedro Muñoz – Mr. Muñoz has served as Amper’s Services Products Manager since 2010. From 2007 to 2010, he served as product development manager at Amper. During 2005 to 2007, Mr. Muñoz was a marketing manager at British Telecom. Mr. Muñoz has also held management positions at Compaq Computer and Digital Equipment Corporation. Mr. Muñoz holds a degree in telecommunications engineering from Universidad Polítécnica de Madrid, 1977.

Juan Porro – Mr. Porro currently serves as Corporate Communications Manager at Amper. Alcatel Lucent: Mr. Porro’s career developed within Alcatel and Alcatel-Lucent, where he served as Director for Communication and Corporate Image during different periods of time and with respect to different geographical divisions including Spain, Portugal, Latin America, France, Africa, the Middle East, Central Asia, India and South East Asia. He has previously held several relevant positions, including Director of Product Marketing Communication and Alcatel University for Alcatel Access Networks. Mr. Porro holds a degree in telecommunications engineering from Universidad Polítécnica de Madrid, and a bachelor’s degree in Spanish language in literature from Universidad Complutense Madrid.

Rafael Posada – Mr. Posada has been Amper’s Defense General Manager since 1992. Prior to 2002, he served as chief executive officer of Teletecnique, S.A., a subsidiary of Amper in France. He has also held various management and sales positions with Telettra España, S.A. Mr. Posada holds a bachelor’s degree in electronic engineering from University of Cadiz, 1971, a master’s of business administration degree from Universidad Complutense, Madrid, 1977, and a master’s degree in export trade from Escuela de Organización Industrial, Madrid, 1979.

Miguel Sancho – Mr. Sancho has served as Amper’s Business Development Manager since 2010. Prior to that, Mr. Sancho was the general manager of Amper’s Homeland Security business unit since 2006. From 1998 to 2005, Mr. Sancho served as technical manager of various Amper programs and projects. Mr. Sancho held various positions with the Spanish Army including Chief of Staff of Operative Military Investigations. Mr. Sancho holds a bachelor’s degree in mathematics from Universidad Nacional de Educación a Distancia, 1992, and a master’s degree in operative investigation from Universidad Complutense, Madrid, 1993.

Rafael de Solis – Mr. de Solis has served as Amper’s Security Product Manager since 2010. Since 2005, he has held other management positions with Amper including Strategy & Business Development Manager, Homeland Security Division and Marketing Manager, Amper Programas. Mr. de Solis holds a PhD in artificial intelligence and computational mathematics from Universidad Polítécnica de Madrid.

The business address and telephone number for each of the above executive officers, excluding Mr. Posada and Mr. Sancho are: Amper, S.A., c/ Marconi, 3, Parque Tecnológico de Madrid, 28760 Tres Cantos, Madrid, Spain, Tel: 34 91724 3000. Mr. Posada’s business address and telephone are: Amper Programas, S.A., Av Andalucía km 12,700, Pol. Ind. Los Ángeles, 28906 Getafe (Madrid), Tel: 34 914532400. Mr. Sancho’s business address and telephone are: Epicom, S.A., Av Andalucía km 12,700, Pol. Ind. Los Ángeles, 28906 Getafe (Madrid), Tel: 34 914532400.

Controlling Shareholder of Amper

Amper’s controlling shareholder is Tvikap AB, a corporation organized in the Kingdom of Sweden. It is headquartered in Stockholm, with its principal place of business located at Tvikap AB, Höllandargatan 27, SE, 113 59 Stockholm, Sweden, Tel: + 34 91 7450746. Tvikap’s principal business is managing investments for institutional and private clients. Tvikap is privately held, owned by more than forty Spanish corporate and individual investors and has no majority or controlling owner. Tvikap is organized in Sweden solely for tax reasons. Tvikap directly owns 22.011% of Amper’s shares, and currently holds two seats on Amper’s Board of Directors (Aralia Asesores, S.L. and Mr. Pedro Mateache).

To the best of Amper’s knowledge, none of its directors, executive officers or controlling shareholder have been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement.

Prior Share Purchases, Contacts, Transactions, Negotiations, and Agreements Involving Amper and Related Persons

Strategic Alliance Agreement

On May 24, 2010, the Company and our wholly-owned subsidiary, eLandia/Desca Holdings, LLC (“Desca”), entered into a Strategic Alliance Agreement (the “Strategic Alliance Agreement”) with Amper. Pursuant to the Strategic Alliance Agreement, the parties established an alliance aimed at expanding each party’s access to the Latin American and Caribbean markets and providing the parties the opportunity to offer their combined portfolio of products, services, technology solutions and technical resources throughout the region. The initial term of the Strategic Alliance Agreement was six months and was renewable for additional six-month periods unless terminated by either party upon 15 days notice or immediately upon the occurrence of certain events including a breach, bankruptcy, liquidation or similar insolvency proceeding by a party. In consideration of certain exclusivity covenants in the Strategic Alliance Agreement, Amper advanced to the Company the sum of $5 million (the “Exclusivity Advance”). The amounts outstanding under the Exclusivity Advance accrue interest at 12% per annum until repaid to Amper. In order to secure our repayment obligations with respect to the

Exclusivity Advance, eLandia, Desca Holdings and Descaserv Ecuador, S.A., an entity wholly owned by a subsidiary of Desca Holdings (“Descaserv”) entered into certain guarantees, security agreements and pledges of interests in favor of Amper (collectively, the “Security Documents”). The Security Documents included the pledge of the equity interests of certain direct and indirect subsidiaries of Desca Holdings. In addition, Descaserv modified a previously existing commercial trust pursuant to which Descaserv assigned to Amper certain payments rights under a material customer contract. The Exclusivity Advance was one of our principal sources of liquidity in 2010 and 2011.

Contribution Agreement

On July 29, 2010, we entered into a Contribution Agreement, as amended by a First Amendment to Contribution Agreement effective as of December 2, 2010 (collectively, the “Contribution Agreement”), with Amper. Pursuant to the Contribution Agreement, Amper would acquire 150,745,913 newly issued shares of our common stock representing approximately 85% of our issued and outstanding shares of common stock in exchange for the contribution to the Company by Amper of approximately 90% of the outstanding capital stock of Hemisferio Norte Brasil, S.L. (“Hemisferio”).

On March 31, 2011, we and Amper executed and delivered certain closing documents into escrow pending the receipt of certain legal opinions from Brazilian and Spanish counsel to Amper as well as the delivery of a stock certificate representing 150,745,913 shares of our common stock issued in the name of Amper and stock certificates representing the 5,223,517 capital shares of Hemisferio transferred to the name of the Company, which transfer required registration with certain Spanish and Brazilian authorities. Under the escrow arrangement, upon receipt of these pending items by the escrow agent, the escrowed materials will be released and the Contribution Agreement transaction was closed. The closing of the transactions contemplated by the Contribution Agreement was subject to various conditions, all of which were satisfied, waived or deferred pursuant to the escrow arrangement prior to the closing, including: (i) obtaining the consent of the U.S. Federal Communications Commission, (ii) receipt of a fairness opinion from our investment bank, (iii) receipt of waivers executed by our chief executive officer and chief financial officer with respect to any severance obligations of the Company which may be triggered by the closing of the Contribution Agreement transactions, and (iv) receipt of a consent of the receiver for Stanford to the transactions contemplated by the Contribution Agreement.

On May 31, 2011, pursuant to the Contribution Agreement, Amper acquired 150,745,913 shares of our newly issued common stock, representing approximately 85% of our issued and outstanding shares of common stock after giving effect to the Contribution Agreement transaction. In exchange for the issuance to Amper of such shares of our common stock, Amper contributed to the Company approximately 90% of the outstanding capital stock of Hemisferio. As a result of Amper’s equity financing in the Company, our acquisition of Hemisferio contributed an additional $21.2 million in working capital as of September 30, 2011.

Option Agreement

We entered into an Option Agreement, effective as of May 31, 2011, pursuant to which Amper granted us the option, at any time prior to six months from the date of the Option Agreement, to purchase 606,301 capital shares of Hemisferio representing 10.4% of the issued and outstanding capital shares of Hemisferio. The 10.4% interest represents the remaining interest of Hemisferio which we did not acquire upon the closing of the transaction contemplated by the Contribution Agreement. The aggregate purchase price for such remaining interest is $8,900,000 and was payable by the issuance of additional shares of our common stock to Amper at a price per share equal to the fair market value of a share of our common stock as of the date of the exercise of the option. The option expired unexercised.

Registration Rights Agreement

We entered into a Registration Rights Agreement, effective as of May 31, 2011, with Amper pursuant to which we have agreed to register the shares of our common stock issued to Amper pursuant to the Contribution

Agreement. Under the Registration Rights Agreement, Amper may demand that we from time to time during the term of the Registration Rights Agreement register the shares of our common stock held by Amper. The Registration Rights Agreement terminates upon the earlier of: (i) the date on which no registrable shares remain outstanding or a registration statement with respect to the resale of all registrable shares has been declared effective, or (ii) the date on which all registrable shares may be sold, transferred or disposed of in accordance with Rule 144 promulgated under the Securities Act of 1933, as amended. Amper is entitled to three demand registrations during each 12-month period during the term of the Registration Rights Agreement. Amper is also entitled to piggyback registration rights in the event of certain public offerings by the Company of our securities.

Interests of Amper in the Reverse Stock Split and the Exchange Agreements

Since our stockholders are able to trade their shares prior to the effective date of the Reverse Stock Split, we do not know how many shares held by unaffiliated stockholders will either be cashed out as fractional shares in connection with the Reverse Stock Split or how many unaffiliated stockholders will exchange their shares in connection with the Exchange Agreements. As a result of the Reverse Stock Split and the Exchange Agreements (assuming all remaining unaffiliated stockholders who are accredited investors enter into Exchange Agreements) Amper will increase its aggregate beneficial ownership of our common stock from approximately 85% to approximately 97%. All 150,745,913 shares of eLandia common stock registered in the name of Amper are owned by Amper beneficially and of record. None of Amper’s directors, executive officers or controlling shareholders owns any eLandia securities and such persons have not engaged in any transactions in eLandia securities in the past 60 days.

FORWARD-LOOKING STATEMENTS

This information statement contains certain “forward-looking statements” which are based on management’s exercise of business judgment, as well as assumptions made by and information currently available to management. When used in this document, the words “may,” “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend” and words of similar import, are intended to identify any forward-looking statements. You should not place undue reliance on these forward-looking statements. These statements reflect our current view of future events and are subject to certain risks and uncertainties as described in our Annual Report on Form 10-K filed with the Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, our actual results could differ materially from those anticipated in these forward-looking statements. We undertake no obligation, and do not intend, to update, revise or otherwise publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of any unanticipated events. Although we believe that our expectations are based on reasonable assumptions, we can give no assurance that our expectations will materialize. Some of these risks and uncertainties include, but are not limited to:

•	the occurrence of any event, change or other circumstance that could give rise to the abandonment of the Reverse Stock Split;

•	the failure of the Reverse Stock Split to be consummated for any other reason;

•	the outcome of any legal proceedings that may be instituted against us and others relating to the Reverse Stock Split or the deregistration of our common stock;

•

the occurrence of any event, change or other circumstance that could prevent or delay us from deregistering our common stock, including, without limitation, any failure of the Reverse Stock Split to result in the reduction of the number of our stockholders of record to below 300;

•	the effect of the Reverse Stock Split and deregistration of our common stock on our customer relationships, operating results and business generally;

•	the amount of the costs, fees, expenses and charges related to the Reverse Stock Split and the other transactions described herein; and

•	the amount of cost savings that we expect to achieve as a result of deregistering our common stock.

For these reasons, you should not place undue reliance on any forward-looking statements included in this information statement. Except as specified in Commission regulations, we have no duty to publicly release information that updates the forward-looking statements contained in this information statement.

WHERE YOU CAN FIND MORE INFORMATION

The Reverse Stock Split is a “going private” transaction subject to Rule 13e-3 of the Exchange Act. We have filed a Rule 13e-3 Transaction Statement on Schedule 13E-3 under the Exchange Act with respect to the Reverse Stock Split. The Schedule 13E-3 contains additional information about us. Copies of the Schedule 13E-3 and all exhibits thereto are available for inspection and copying at our principal executive offices during regular business hours by any of our stockholders, or a representative who has been so designated in writing, and may be inspected and copied, or obtained by mail, by written request directed to 8333 NW 53rd Street, Suite 400, Miami, Florida 33166, You can also obtain, without charge, reports, proxy statements and other information about the Company, by contacting us directly at telephone (305) 415-8830.

We are currently subject to the information requirements of the Exchange Act and file periodic reports, proxy statements and other information with the SEC relating to our business, financial and other matters.

You may obtain copies of these materials by mail from the Public Reference Section of the U.S. Securities and Exchange Commission, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on its public reference rooms. Our SEC filings are also available to the public over the Internet at the SEC’s website at www.sec.gov.

Very truly yours,

/s/ Harley L. Rollins

Chief Executive Officer

                    , 2012

Annex A

March 20, 2012

PRIVATE & CONFIDENTIAL

The Special Committee of the Board of Directors

eLandia International Inc.

8200 NW 52nd St.

Suite 102

Miami, FL 33166

Gentlemen:

We understand that the Board of Directors (the “Board”) of eLandia International Inc. (“eLandia”) received a formal proposal from Amper, S.A. (“Amper”) on November 2, 2011 (the “Amper Proposal”), as amended on March 6, 2012, (the “Revised Amper Proposal”) to take eLandia private (the “Proposed Transaction”). We further understand that the Board formed a special committee to evaluate the Amper Proposal and the Revised Amper Proposal.

The Revised Amper Proposal requires that eLandia amend its certificate of incorporation to effect a 1:10,000 reverse stock split of eLandia’s common stock (the “Reverse Split”) and pay any stockholder holding less than one post-split share $0.65 per pre-split share for each share held prior to the reverse split (the “Reverse Split Consideration”). Following the Reverse Split, the Board believes that the number of stockholders of record of eLandia’s common stock will fall below 300, making eLandia eligible to deregister its shares of common stock under applicable Securities and Exchange Commission (“SEC”) regulations.

The Revised Amper Proposal includes an exchange offer with those stockholders holding more than 10,000 pre-split shares such that Amper will exchange any shares held by stockholders qualifying as “accredited investors” under Rule 501 of the Securities Act of 1933, as amended, so that each pre-split share of eLandia common stock shall be exchanged for 0.1265 shares of Amper common stock. This exchange ratio is based on a value of €3.68 per share of Amper common stock. In the event the market value of the Amper common stock is less than €3.68 on the second anniversary of the exchange, the exchanging stockholder will be entitled to receive additional Amper shares so that the market value of Amper shares issued and held in respect of each exchanged eLandia share shall have a market value equal to €3.68 (the consideration payable pursuant to the exchange offer referred to as the “Exchange Offer Consideration”) (the Reverse Split Consideration and the Exchange Offer Consideration is hereinafter referred to as the “Consideration”). The shares of Amper to be issued to the exchanging stockholders will be freely tradable on the Madrid stock exchange but will be subject to certain contractual lock-up provisions.

You have requested our opinion, as investment bankers, as to the fairness from a financial point of view, to eLandia’s stockholders other than Amper, any executive officers and directors of eLandia who shall remain as such upon consummation of the Proposed Transaction and non-accredited investors holding more than 10,000 pre-split shares (the “Non-Affiliated Stockholders”) of the Consideration to be received by them in the Proposed Transaction. You understand that our opinion assumes that the Proposed Transaction transpires as described in the transaction documents reviewed by us and any deviations therefrom could materially impact and alter our opinion.

708 Third Ave., Suite 1500, New York, NY 10017

The Special Committee of the Board of Directors

eLandia International Inc.

March 20, 2012

INTL Provident Group USA (“INTL Provident Group”), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, going private transactions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. We do not perform tax, accounting, legal services or appraisal services, nor render such advice.

INTL Provident Group has been retained by eLandia to render this opinion in connection with the Proposed Transaction and will receive a fee and reimbursement of its expenses for such services. No portion of our fee is contingent upon consummation of the Proposed Transaction nor is it contingent upon any recommendation by INTL Provident Group to the Board of Directors. In addition, eLandia has agreed to indemnify INTL Provident Group for certain liabilities arising out of its engagement, including the rendering of this opinion. INTL Provident Group has not participated in, or provided advice with respect to, the pricing determination, structuring or negotiation of the Proposed Transaction. In the ordinary course of business, INTL Provident Group may trade the common stock of eLandia and Amper for its own account and for the accounts of its customers, and, accordingly, may at any time hold a long or short position in such securities.

In conducting our analyses and arriving at the opinion expressed herein, we have taken into account our assessment of general economic, market and financial conditions as well as our experience in connection with similar transactions and securities valuations generally. In addition, we have, among other things:

(i)	reviewed publicly available financial information and other data with respect to eLandia, including its Annual Report on Form 10-K for the period ended December 31, 2010, Annual Report on Form 10-K/A (Amendment No. 1) for the period ended December 31, 2010, Quarterly Reports on Form 10-Q for the periods ended March 31, 2011, June 30, 2011 and September 30, 2011, including Forms 10-Q/A Amendment No. 1 for the periods ended June 30, 2011 and September 30, 2011 and certain Current Reports on Form 8-K dated May 31, 2011, June 20, 2011 and November 2, 2011 and on Form 8-K/A dated May 31, 2011;

(ii)	reviewed certain internal financial reports prepared by management of eLandia including estimates for 2011 and projections for 2012 to 2015;

(iii)	inquired about and discussed with members of senior management of eLandia its past and current operations and financial condition and prospects;

(iv)	reviewed certain internal financial information provided by Amper; including certain projections for 2012 to 2015;

(v)	inquired about and discussed with members of senior management of Amper and eLandia Amper’s past, current and projected operations and financial condition and prospects;

(vi)	reviewed certain publicly available information related to Amper;

(vii)	inquired about and discussed with members of senior management of eLandia the Proposed Transaction, including its strategic and financial benefits;

(viii)	reviewed the historical market prices and trading activity of eLandia’s common stock;

(ix)	analyzed eLandia’s implied valuation multiples;

(x)	compared the Proposed Transaction with other certain publicly available transactions we deemed relevant;

(xi)	compared the Proposed Transaction consideration with the valuations of certain publicly traded companies we deemed relevant;

The Special Committee of the Board of Directors

eLandia International Inc.

March 20, 2012

(xii)	compared the Proposed Transaction valuation with the valuation derived from eLandia’s projected future cash flows and terminal value discounted at a rate we deemed appropriate;

(xiii)	compared the Proposed Transaction valuation with premia paid in other transactions deemed reasonably relevant and where such data were made public to the Proposed Transaction;

(xiv)	reviewed the draft of the Stock Purchase Agreement dated January 11, 2012 (the “Stock Purchase Agreement”), the Written Consent of the Majority of the Stockholders of eLandia dated March 20, 2012 (the “Written Consent”), the proposed change to the reverse split ratio set forth in the Revised Amper Proposal dated March 6, 2012 and the Resolution of a Special Meeting of the Board of Directors of eLandia held on March 20, 2012 (the “Resolution”) approving the Reverse Split; and

(xv)	performed such other analyses and examinations as we deemed appropriate.

In forming our opinion, we have had access to and cooperation from eLandia’s management to ask questions and receive answers. Our opinion is solely and necessarily based on economic, financial and market conditions as they exist and can be evaluated as of the date hereof.

In connection with our review and analyses and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information and data provided to or otherwise reviewed by or discussed with us or which is publicly available, and have not attempted to verify independently any such information. We have further relied upon the assurances of the representatives and management of eLandia that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. We have relied solely on the information and estimates provided to us by eLandia’s and Amper’s managements or their advisers and have neither made nor obtained any independent appraisals of any properties, other assets or facilities of eLandia or Amper. With respect to the estimated fiscal 2011 financial data provided to us by eLandia’s management, we have assumed that the financial information has been prepared in accordance with accounting principles generally accepted in the United States of America and includes all adjustments considered necessary for a fair presentation of the financial condition, operating results and cash flows for the periods presented. With respect to certain financial information, including financial analyses and projections, relating to the business and prospects of eLandia and Amper provided to us by eLandia’s and Amper’s managements, we have assumed that the financial information has been reasonably prepared on a basis reflecting best currently available estimates and good faith judgments of the managements of eLandia and Amper as to the respective future financial performance of eLandia and Amper. We express no opinion with respect to such projections and data or the assumptions upon which they are based. We have assumed that the Proposed Transaction will be consummated in accordance with the terms set forth in the draft of the Stock Purchase Agreement and in the Written Consent and the Resolution approving the Reverse Split reviewed by us. We have further assumed that the Stock Purchase Agreement when executed will be identical in all material respects to the draft reviewed by us (except for the change in the Reverse Split from 1:150,000 to 1:10,000) and the Written Consent and Resolution will remain unchanged and in full force and effect.

INTL Provident Group has been retained by and provides this opinion for the use of the Special Committee of the Board and it is not to be publicly disclosed, used, excerpted, reproduced or disseminated, quoted or referred to at any time, in any manner or for any purpose, without our prior written consent, except that this opinion may be reproduced in full in, and references to this opinion and to INTL Provident Group and our relationship with eLandia may be included in, filings made by eLandia with the SEC as required by law. This opinion addresses only the fairness, from a financial point of view, of the Consideration to be received in the Proposed Transaction by the Non-Affiliated Stockholders, and does not address any other aspect of the Proposed

The Special Committee of the Board of Directors

eLandia International Inc.

March 20, 2012

Transaction or any other proposed transactions. Furthermore, this opinion does not address the relative merits of the Proposed Transaction, nor does it address the decision of the Board not to proceed with the Proposed Transaction as originally constituted using a 1:150,000 Reverse Split or to recommend or proceed with the Proposed Transaction. We have not been requested to explore, nor have we explored, any alternatives to the Proposed Transaction, nor have we evaluated or addressed the relative merits of the Proposed Transaction as compared to any alternative business strategies or transactions that might exist for eLandia. In rendering this opinion, we express no view or opinion with respect to the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation payable to or to be received by any officers, directors, or employees of eLandia or any parties to the Proposed Transaction, or any class of such persons, relative to the Consideration to be received in the Proposed Transaction by Non-Affiliated Stockholders or otherwise.

We express no opinion as to the prices at which shares of Amper common stock would trade at any time following the announcement or consummation of the Proposed Transaction. nor what the exchange rate of the euro to the dollar might be at any particular time. This opinion should not be viewed as providing any assurance that the market value of the shares of Amper common stock to be held by the stockholders of eLandia after the consummation of the Proposed Transaction will be in excess of the market value of the shares of eLandia’s common stock owned by such stockholders at any time prior to the announcement or the consummation of the Proposed Transaction. We do not express any opinion as to the future performance of Amper or eLandia or the price at which the Amper common stock will trade at any time in the future. Our opinion has been authorized for issuance by the fairness committee of INTL Provident Group.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Consideration to be received by the Non-Affiliated Stockholders in the Proposed Transaction is fair from a financial point of view.

Very truly yours,

/s/ Sagiv Shiv

INTL PROVIDENT GROUP USA

Exhibit A

CERTIFICATE OF AMENDMENT

OF THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

ELANDIA INTERNATIONAL INC.

This corporation, eLandia International Inc., organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

FIRST: That, pursuant to a special meeting of the Board of Directors of the Corporation, held March 20, 2012, resolutions were duly adopted setting forth a proposed amendment to the Amended and Restated Certificate of Incorporation of eLandia International Inc., a Delaware corporation (the “Corporation”), declaring said amendment to be advisable and directing that said amendment be considered by consent of the stockholders of the Corporation.

SECOND: That, pursuant to a written consent of the stockholder owning the majority of the outstanding shares of voting stock of the Corporation, effective March 20, 2012, such stockholder duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that Paragraph 4 of the Amended and Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following:

4.	Capital Stock

The aggregate number of shares of all classes of capital stock which the Corporation shall have the authority to issue is 85,000,000 non-assessable shares, of which 50,000,000 shall be designated as common stock with a par value $0.00001 per share (the “Common Stock”), and 35,000,000 shares shall be designated as preferred stock with a par value of $0.00001 per share (the “Preferred Stock”). The outstanding shares of Common Stock shall be reverse split on a one (1) for ten thousand (10,000) basis, effective as of the effective date of this Certificate of Amendment. Holders of fractional shares resulting from the reverse split shall be paid consideration of $0.65 per share based on the number of shares of Common Stock held by such holders immediately prior to the effective date of the reverse split. Holders of at least one share of common stock following the reverse split will receive fractional shares to the extent the amount of shares owned by such stockholders following the reverse split is not equally divisible by 10,000. The Preferred Stock may be issued from time to time in series, with such designations, preferences, conversion rights, cumulative, relative, participating, optional or other rights, qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the issuance of such Preferred Stock and adopted by the Board of Directors pursuant to the authority granted herein.

THIRD: That, the stockholder holding a majority of the shares of common stock entitled to vote, in accordance with Section 228 of the General Corporation Law of the State of Delaware, met the necessary number of shares as required by statute, and voted in favor of the amendment.

FOURTH: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed this      day of                     , 2012.

By:
Name: Harley L. Rollins
Title: President